Exhibit 99.1

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

To Whom It May Concern

April 14, 2026

Company Name: HEROZ, Inc.

Name of Representative: Takahiro Hayashi, Representative Director and CEO

(Securities Code: 4382, TSE Standard Market)

Contact: Hiroya Mori, Director and CFO

(Telephone: +81-3-6435-2435)

Company Name: Variosecure, Inc.

Name of Representative: Shoichi Onoe, President and Representative Director

(Securities Code: 4494, TSE Standard Market)

Contact: Makoto Sugiyama, Deputy General Manager, Administration Division

(Telephone: +81-3-5577-3284)

Notice Regarding the Management Integration of HEROZ, Inc. and Variosecure, Inc.

(Execution of Share Exchange Agreement Regarding the Management Integration of HEROZ, Inc. and Variosecure, Inc.)

HEROZ, Inc. (hereinafter referred to as “HEROZ”) and Variosecure, Inc. (hereinafter referred to as “Variosecure”; HEROZ and Variosecure are collectively referred to as the “Two Companies”) hereby announce that, pursuant to resolutions of their respective boards of directors adopted as of today, the Two Companies have decided to conduct a share exchange in which HEROZ will become the wholly owning parent company and Variosecure will become the wholly owned subsidiary in the share exchange (hereinafter referred to as the “Share Exchange”), for the purpose of implementing a management integration through a share exchange (hereinafter referred to as the “Management Integration”), and have today entered into a share exchange agreement regarding the Share Exchange between HEROZ and Variosecure (hereinafter referred to as the “Share Exchange Agreement”), as described below.

With respect to the Share Exchange, HEROZ intends to carry out the Share Exchange through the simplified share exchange procedures pursuant to Article 796, Paragraph 2 of the Companies Act, without obtaining approval at a general meeting of shareholders. Variosecure intends to carry out the Share Exchange subject to the approval at its annual general meeting of shareholders scheduled to be held on May 27, 2026 (hereinafter referred to as the “Annual General Meeting of Shareholders”), with an effective date of June 30, 2026 (hereinafter referred to as the “Effective Date of the Share Exchange”).

The shares of common stock of Variosecure (hereinafter referred to as “Variosecure Common Shares”) are expected to be delisted from the Standard Market of Tokyo Stock Exchange, Inc. (hereinafter referred to as the “Tokyo Stock Exchange”) on June 26, 2026 (with the last trading day being June 25, 2026), prior to the Effective Date of the Share Exchange (scheduled for June 30, 2026).

Following the effectiveness of the Share Exchange, HEROZ plans to transfer its AI Solutions business, Generative AI (HEROZ ASK) business, Mind Sports business centered on Shogi Wars, AI-powered recruitment process outsourcing business, and other businesses currently operated by HEROZ to a wholly owned subsidiary of HEROZ through an absorption-type company split, for the purpose of completing the transition to a holding company structure. The specific details and schedule of such absorption-type company split will be announced separately once determined.

HEROZ intends to maintain its listing on the Standard Market of the Tokyo Stock Exchange even after the effectiveness of the Share Exchange and the future absorption-type company split.

I. Regarding the Management Integration

1. Background and Purpose of the Management Integration

HEROZ operates under the concept of “Amazement to the Heart” and provides AI-powered services in both BtoC and BtoB domains to make people’s lives more convenient and enjoyable. In the AI market, the acceleration of investment in AI Transformation (hereinafter referred to as “AIX”) across various industries, triggered by the release of “ChatGPT” by OpenAI, continues unabated, and technological competition, demand expansion, and social implementation of AI, including LLMs (Large Language Models), are progressing at a rapid pace in real time. HEROZ defines AIX as bringing about fundamental transformation across society as a whole, including existing business processes and business models, through the power of AI by permeating AI throughout society.

Amid these trends, the HEROZ Group (meaning a corporate group consisting of HEROZ and five consolidated subsidiaries of HEROZ, including Variosecure; the same applies hereinafter) has adopted “AI BPaaS” as its group strategy under the banner of “HEROZ 3.0,” aiming to go beyond being a mere SaaS tool provider and deliver value in the form of “Agentic Work,” where AI autonomously executes and optimizes entire business operations by fully leveraging generative AI and AI agents spanning multiple fields and domains. Through this approach, the HEROZ Group is driving value creation for society as a whole and promoting business growth.

The HEROZ Group’s business segments consist of two segments: the “AIX Business” and the “AI Security Business.” Of these, the AIX Business is a business that fully leverages the HEROZ Group’s AI and SaaS-related technologies to promote the social implementation of AI and AIX across various industries, and is divided into BtoC services and BtoB services.

The BtoC services primarily consist of providing the shogi (Japanese chess) application “Shogi Wars” to individual users. As for BtoB services, in addition to AI solution-related services provided by HEROZ for BtoB customers and the “HEROZ ASK” AI assistant SaaS service utilizing generative AI, the HEROZ Group is promoting various businesses operated by its consolidated subsidiaries, namely Strategit, Inc., AI Squared, Inc., Tifana.com, Inc., and VOIQ, Inc. The HEROZ Group is developing its business through AI solutions, AI SaaS, and AI BPaaS strategies and undertaking initiatives for growth, with the aim of driving AIX and an AI revolution across various industries.

The AI Security Business is the segment for the internet security business provided by Variosecure.

Variosecure operates under the vision of “Realizing a smart society where people can live with peace of mind.” The products and services provided by Variosecure are designed to protect the businesses of mid-sized and small-to-medium enterprises from threats; however, Variosecure’s true purpose lies in protecting the “everyday lives of the people” beyond those enterprises. By steadfastly supporting the challenges of enterprises behind the scenes through the products and services it provides, Variosecure aims to build a robust social infrastructure where everyone can enjoy the benefits of ICT as a matter of course, safely and securely.

Under the mission of “Delivering an accessible and high-quality security platform to all mid-sized and small-to-medium enterprises to become an unparalleled entity supporting the safety and security of society,” Variosecure provides managed security services that undertake “24/365 WORK” for security measures, as well as network and endpoint security and integration services. In an environment where increasingly sophisticated cybersecurity measures represent a significant burden in terms of cost and operations for mid-sized and small-to-medium enterprises, which constitute the vast majority of Japanese companies, Variosecure leverages its technological capabilities and support structure to provide a security platform that anyone can “easily” deploy and that delivers “high-quality” security. In order for customers to focus on their core business, Variosecure absorbs the complexity of the underlying technology and continues to support the safety of society, while refining its proprietary “in-house development × managed services” model to create irreplaceable and unparalleled value.

Variosecure provides network security deployment and operation management services based on its proprietary, domestically developed products. Products offered through its managed security services include integrated internet security services utilizing VSR, data backup services (VDaP), endpoint security services (Vario EDR), and Vario Managed LAN/Wi-Fi services. Its integration services include the sale of VCR (Vario Communicate Router), a unified threat management (UTM) device for small and medium-sized enterprises, as well as network integration services for the procurement and deployment of network equipment.

The security services market in which Variosecure operates has been experiencing growing demand driven by diversifying cyberattack threats, as exemplified by the recent surge in ransomware incidents. In this market, companies that require advanced security measures but find it difficult to manage and operate such measures in-house are increasingly outsourcing their security operations and monitoring to security vendors, leading to an expansion in the use of such services. In this market environment, the internet security services business provides a one-stop service covering everything from the deployment, management, operation, and maintenance of network security, and operates on a recurring revenue model in which fixed monthly fees (including initial costs) are collected from users, thereby maintaining a business foundation capable of generating stable revenues. Variosecure will continue to enhance its services and products in response to changes in the security environment.

(Figure) Business Segments of the HEROZ Group

	AIX Business	AI Security Business
Related Companies	• HEROZ, Inc. • Strategit, Inc. • AI Squared, Inc. • Tifana.com, Inc. • VOIQ, Inc.	• Variosecure, Inc.

Business Description	A business that develops its operations through AI solutions, AI SaaS, and AI BPaaS strategies, aiming to drive AIX and an AI revolution across various industries.	A business that provides managed security services that undertake “24/365 WORK” for security measures, as well as network and endpoint security and integration services, aiming to achieve advanced internet security.

Rapid technological innovation is advancing in both the AIX Business and the AI Security Business operated by the Two Companies.

In the AIX Business, the areas that generative AI can address are expanding rapidly in conjunction with the rapid development of Large Language Models (LLM) technology. Accordingly, under the banner of “HEROZ 3.0,” the HEROZ Group has adopted “AI BPaaS” as its group strategy, aiming to go beyond being a mere SaaS tool provider and deliver value in the form of “Agentic Work,” where AI autonomously executes and optimizes entire business operations by fully leveraging generative AI and AI agents spanning multiple fields and domains. Specifically, the HEROZ Group will advance the development of various AI agents through the HEROZ ASK business, with the aim of achieving the early realization of AI BPaaS.

In the AI Security Business as well, security threats now transcend the traditional boundaries between external and internal environments due to the expanding use of cloud services, changes in work styles, and increasingly sophisticated cyberattacks. In this environment, it has become a critical strategy to expand the business domain beyond managed security services that perform keep-alive monitoring and equipment maintenance and operation to include endpoint security services that detect security risks and eliminate threats, as well as backup services for data protection and recovery. In particular, with respect to future business development, the Two Companies believe that it will become essential to provide services that realize “Agentic Work,” where AI autonomously executes and optimizes entire business operations by fully leveraging generative AI and AI agents spanning multiple fields and domains.

HEROZ believes that in order to address these management challenges, it is indispensable to achieve more efficient and agile management for the HEROZ Group as a whole by mutually leveraging the management resources held by both companies, including human resources and technology, while also growing their respective businesses based on swift and agile decision-making. The Two Companies entered into a capital and business alliance agreement in September 2022, under which HEROZ subscribed to a third-party allotment of new shares conducted by Variosecure, acquiring approximately 43% of the total issued shares of Variosecure and making Variosecure a consolidated subsidiary of HEROZ. Since then, the Two Companies have explored various collaborative initiatives in the areas of sales, technology, and corporate functions, and have been promoting some of these collaborative initiatives. However, under the parent-subsidiary listing structure, it was necessary to constantly take into consideration conflicts of interest between the Two Companies, and the situation was such that the realization of specific synergies remained insufficient, including: business synergies envisaged by HEROZ such as sales collaboration with HEROZ ASK operated by HEROZ and product development in new areas leveraging HEROZ’s AI technology; and cost synergies envisaged by HEROZ and Variosecure such as various cost reductions through joint procurement and establishment of a common governance infrastructure.

For this reason, HEROZ determined that maintaining the parent-subsidiary listing structure in this environment of intense competition and rapid technological evolution, including AI, would render the execution of business leveraging AI in a substantive manner extremely inefficient or difficult. HEROZ concluded that, in order to enhance the corporate value of both companies, it is indispensable to pursue a management integration and work toward the early realization of AI agent services.

Specifically, HEROZ envisages undertaking full-scale collaboration under a holding company with group strategy functions, including strengthening group-wide sales and proposal capabilities for each company’s customers, fostering employee development through cross-business personnel exchanges among engineers, sales staff, and other personnel, developing AI agents leveraging HEROZ’s AI expertise and technological capabilities, and utilizing fundraising capabilities and networks. HEROZ believes that by promoting these initiatives, it can create business synergies such as improved operational efficiency through AI-based automated response capabilities in Variosecure’s services and the development of services utilizing HEROZ’s AI agent development technologies.

In addition, the Two Companies believe that synergy effects for the HEROZ Group can be maximized toward the full-scale business growth of the AI Security Business, including: efficiency improvements in indirect departments through the utilization of shared infrastructure; the promotion of core system renewal projects through coordination of information systems departments; and cost reductions through joint procurement of various IT tools.

HEROZ has been considering various possibilities regarding the direction of the HEROZ Group and its relationship with Variosecure, based on the policy of not excluding any option from consideration in order to enhance corporate value. As a result, based on the determination that pursuing a management integration would contribute to enhancing the corporate value of the HEROZ Group and Variosecure as described above, HEROZ proposed the Management Integration to Variosecure in late October 2024, and the Two Companies have since been engaged in discussions and deliberations.

Variosecure, upon receiving the proposal for the Management Integration from HEROZ, independently examined the impact of the delisting of Variosecure on its various stakeholders, among other matters. Variosecure had listed its shares on the Second Section of the Tokyo Stock Exchange in November 2020, with the aims of (i) securing agile and diverse fundraising methods, (ii) enhancing social credibility, and (iii) securing talented personnel and improving employee motivation, among other goals, and also considered the propriety of taking the company private after a relatively short period following listing. As a result, Variosecure concluded that by becoming a wholly owned subsidiary of HEROZ in connection with the management integration, Variosecure too would have the potential to maximize its corporate value in its existing business areas through the sharing of infrastructure and indirect departments and the proactive utilization of AI. Furthermore, regarding the possibility of losing the various benefits that Variosecure had sought through its stock listing, Variosecure concluded that such benefits would not necessarily be lost, for the following reasons: (i) although it would lose the benefit of access to equity financing as a listed company, after the Share Exchange, Variosecure would be able to raise funds utilizing group finance as one company within the HEROZ Group; (ii) after the Share Exchange, Variosecure would become one company within the group of HEROZ, which remains listed on the Standard Market of the Tokyo Stock Exchange, so its social credibility would not immediately decline; and (iii) after the Share Exchange, Variosecure would become a subsidiary of HEROZ, which is listed on the Standard Market of the Tokyo Stock Exchange, and as a member of the HEROZ Group, its name recognition and social credibility would likely be maintained to a certain degree, meaning that there would be no substantial adverse impact on recruitment of personnel. In addition, according to HEROZ, no disadvantageous changes in employment for the employees of Variosecure or its subsidiaries are currently contemplated after the Share Exchange. Considering also that Variosecure’s employees would continue their duties as members of the HEROZ Group, which remains listed on the Standard Market of the Tokyo Stock Exchange, Variosecure believes that any impact on existing employees’ morale and the like would be limited. Variosecure therefore came to the conclusion that the various benefits it had sought through listing would not be lost. Since the realization of the initiatives associated with the Management Integration would also contribute to maximizing the corporate value of the HEROZ Group as a whole, Variosecure came to share HEROZ’s view on this point. In addition, because Variosecure believed that the advantages it had sought through listing would not be lost, it accepted the aforementioned proposal for the Management Integration from HEROZ. Accordingly, at their respective board of directors meetings held today, the Two Companies each resolved to carry out the Share Exchange for the purpose of making Variosecure a wholly owned subsidiary of HEROZ, and entered into the Share Exchange Agreement.

Through the Management Integration, the Two Companies will undergo a significant transformation into a major corporate entity that promotes the AI BPaaS strategy. In addition, by striving to further enhance group governance, the Two Companies aim to contribute to maximizing value for all stakeholders.

2.	Scheme of the Management Integration

The Management Integration will be carried out through the following methods.

First, the Two Companies will carry out the Share Exchange, in which HEROZ will be the wholly owning parent company and Variosecure will be the wholly owned subsidiary. Through the Share Exchange, HEROZ will acquire all Variosecure Common Shares held by shareholders of Variosecure (excluding HEROZ), and Variosecure will become a wholly owned subsidiary of HEROZ. Following the effectiveness of the Share Exchange, HEROZ plans to transfer the various businesses operated by HEROZ to wholly owned subsidiaries of HEROZ through an absorption-type company split for the purpose of completing the transition to a holding company structure, and HEROZ will become a holding company that conducts group management, asset management, and research and development operations. The specific details and schedule of such an absorption-type company split will be announced separately once determined. HEROZ plans to continue its listing under its current securities code (4382).

The Variosecure Common Shares are expected to be delisted from the Standard Market of the Tokyo Stock Exchange on June 26, 2026 (with the last trading day being June 25, 2026), prior to the Effective Date of the Share Exchange (scheduled for June 30, 2026), as a result of the Share Exchange.

(1) Structure of the Management Integration

① After the Effectiveness of the Share Exchange

*	The Variosecure Common Shares are expected to be delisted from the Standard Market of the Tokyo Stock Exchange prior to the Effective Date of the Share Exchange.

② After the Transition to the Holding Company Structure (Transition to the holding company structure through an absorption-type company split is planned)

*	The specific details and schedule of the absorption-type company split will be announced separately once determined.

(2) Capital Policy after the Management Integration

As for the capital policy after the Management Integration, the Two Companies will discuss and consider, and announce and implement as necessary, a policy based on consolidated financial results, taking into account the balance among three factors: shareholder returns, research and development and capital expenditures for future business development and strengthening of competitiveness, and retention of internal reserves.

3. Schedule of the Management Integration

Board of directors meeting to approve the execution of the Share Exchange Agreement (HEROZ)	April 14, 2026
Board of directors meeting to approve the execution of the Share Exchange Agreement (Variosecure)
Execution of the Share Exchange Agreement (Both Companies)

Date of dispatch of notice of convocation for the Annual General Meeting of Shareholders	May 12, 2026 (scheduled)

Annual General Meeting of Shareholders (Variosecure)	May 27, 2026 (scheduled)

Last trading day (Variosecure)	June 25, 2026 (scheduled)

Delisting date (Variosecure)	June 26, 2026 (scheduled)

Effective Date of the Share Exchange (Both Companies)	June 30, 2026 (scheduled)

(Note 1) HEROZ plans to carry out the Share Exchange through the simplified share exchange procedures pursuant to Article 796, Paragraph 2 of the Companies Act, without obtaining approval at a general meeting of shareholders. (Note 2) The Two Companies may change the above schedule upon mutual consultation due to procedural necessity or other reasons. In the event of any change to the above schedule, the Two Companies will promptly make an announcement.

II. The Share Exchange

1. Summary of the Share Exchange

(1) Schedule of the Share Exchange

Please refer to I. 3. “Schedule of the Management Integration” above.

(2) Method of the Share Exchange

A share exchange will be carried out in which HEROZ will be the wholly owning parent company and Variosecure will be the wholly owned subsidiary, and shares of common stock of HEROZ (hereinafter referred to as “HEROZ Common Shares”) will be allotted and delivered to the shareholders holding Variosecure Common Shares (excluding HEROZ).

With respect to the Share Exchange, HEROZ intends to carry out the Share Exchange through the simplified share exchange procedures pursuant to Article 796, Paragraph 2 of the Companies Act, without obtaining approval at a general meeting of shareholders. Variosecure intends to carry out the Share Exchange subject to the approval at the Annual General Meeting of Shareholders scheduled to be held on May 27, 2026, with an effective date of June 30, 2026.

The effectiveness of the Share Exchange is subject to conditions including the obtaining of approvals and permits from relevant domestic and foreign authorities, including the Japan Fair Trade Commission, that are necessary for the implementation of the Management Integration.

(3) Details of Allotment Pertaining to the Share Exchange

	HEROZ (Wholly Owning Parent Company in the Share Exchange)	Variosecure (Wholly Owned Subsidiary in the Share Exchange)
Share Exchange Ratio Pertaining to the Share Exchange	1	0.99
Number of Shares to Be Delivered Through the Share Exchange	HEROZ Common Shares: 2,558,688 shares (planned)

(Note 1) Share exchange ratio pertaining to the Share Exchange

0.99 HEROZ Common Shares will be allotted and delivered for each one (1) Variosecure Common Share. However, no allotment of shares through the Share Exchange will be made with respect to the Variosecure Common Shares held by HEROZ (1,934,000 shares as of April 14, 2026).

In the event that any matter arises or is discovered that would have a material effect on the share exchange ratio pertaining to the Share Exchange as set forth in the table above (hereinafter referred to as the “Share Exchange Ratio”), the Share Exchange Ratio may be changed upon consultation and agreement between the Two Companies.

(Note 2) Number of shares to be delivered through the Share Exchange

In connection with the Share Exchange, HEROZ will deliver to the shareholders of Variosecure (excluding HEROZ) as of immediately prior to the time at which HEROZ acquires all of the Variosecure Common Shares (excluding the Variosecure Common Shares held by HEROZ) through the Share Exchange (hereinafter referred to as the “Record Time”), in lieu of the Variosecure Common Shares held by such shareholders, such number of HEROZ Common Shares as calculated based on the Share Exchange Ratio. HEROZ plans to allocate the shares to be delivered from newly issued HEROZ Common Shares.

Variosecure plans to cancel, by resolution of Variosecure’s board of directors to be held on or before the day preceding the Effective Date of the Share Exchange, all of the treasury shares held by Variosecure (4,427 shares as of April 14, 2026) and the treasury shares that Variosecure will come to hold by immediately prior to the Record Time (including shares acquired in response to demands for purchase of shares by dissenting shareholders pursuant to Article 785, Paragraph 1 of the Companies Act in connection with the Share Exchange), as of immediately prior to the Record Time. Accordingly, the actual number of shares to be allotted and delivered by HEROZ may be revised in the future.

(Note 3) Treatment of fractional unit shares

Shareholders of Variosecure who will receive an allotment of less than one unit (100 shares) of HEROZ Common Shares as a result of the Share Exchange will not be able to sell such allotted shares on the Tokyo Stock Exchange or any other financial instruments exchange. However, such shareholders of Variosecure who will come to hold fractional unit shares may utilize the following system of HEROZ relating to fractional unit shares:

1. Fractional unit share purchase system (sale of shares of less than 100 shares)

Pursuant to Article 192, Paragraph 1 of the Companies Act, shareholders may request HEROZ to purchase the fractional unit shares of HEROZ that they will come to hold.

(Note 4) Treatment of fractions of less than one share

For shareholders of Variosecure who will receive an allotment resulting in a fraction of less than one (1) HEROZ Common Share as a result of the Share Exchange, HEROZ will pay an amount corresponding to the fractional portion of less than one share in accordance with Article 234 and other relevant provisions of the Companies Act, and no fractional shares will be allotted.

(4) Treatment of Share Options and Bonds with Share Options in Connection with the Share Exchange With respect to all of the following share options issued by Variosecure, those that remain unexercised as of the day preceding the Effective Date of the Share Exchange shall be acquired by Variosecure without consideration and cancelled as of such date, based on the acquisition provisions of such share options.

•	1st Series of Share Options (Board of Directors resolution dated May 16, 2017)

•	2nd Series of Share Options (Board of Directors resolution dated May 15, 2018)

Variosecure has not issued any bonds with share options.

2. Basis for the Details of Allotment Pertaining to the Share Exchange

(1) Basis and Reasons for the Details of Allotment

In order to ensure the fairness and appropriateness of the Share Exchange Ratio described in 1. (3) “Details of Allotment Pertaining to the Share Exchange” above, which is used for the Share Exchange, the Two Companies each separately engaged independent third-party valuation institutions to calculate the share exchange ratio. HEROZ selected Plutus Consulting Co., Ltd. (hereinafter referred to as “Plutus”) and Variosecure selected Maxus Corporate Advisory Co., Ltd. (hereinafter referred to as “Maxus Corporate Advisory”) as their respective third-party valuation institutions.

With respect to HEROZ, as described in (4) “Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, based on the valuation report on the share exchange ratio received from Plutus, the third-party valuation institution, dated April 13, 2026, advice from Mori Hamada & Matsumoto (Gaikokuho Kyodo Jigyo) (hereinafter referred to as “Mori Hamada & Matsumoto”), and other factors, HEROZ carefully discussed and considered the matter and concluded that the Share Exchange Ratio is appropriate and does not impair the interests of its shareholders, and therefore determined that it is appropriate to carry out the Share Exchange based on the Share Exchange Ratio.

With respect to Variosecure, as described in (4) “Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, Variosecure carefully discussed and considered the matter based on the valuation report on the share exchange ratio and a fairness opinion to the effect that the share exchange ratio in the Share Exchange is fair from a financial point of view for the shareholders of Variosecure received from Maxus Corporate Advisory, the third-party valuation institution, dated April 13, 2026, advice from Anderson Mōri & Tomotsune (Gaikokuho Kyodo Jigyo) (hereinafter referred to as “Anderson Mōri & Tomotsune”), and the Written Report received on April 14, 2026 from the special committee composed of members who are independent from HEROZ, the controlling shareholder, and from the outcome of the Share Exchange (for details, please refer to (4) “Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below). As a result, Variosecure concluded that the Share Exchange Ratio does not impair the interests of its shareholders, and therefore determined that it is appropriate to carry out the Share Exchange based on the Share Exchange Ratio.

In addition to the above, taking into account the results of the due diligence conducted in connection with the Management Integration, and comprehensively considering factors such as financial condition, asset condition, and future outlook, the Two Companies engaged in careful negotiations and discussions regarding the share exchange ratio. As a result, the Two Companies ultimately concluded that the Share Exchange Ratio is appropriate and serves the interests of the respective shareholders of each company, and resolved at their respective board of directors meetings held on this date to enter into the Share Exchange Agreement, including the Share Exchange Ratio.

The Share Exchange Ratio may be changed upon consultation and agreement between the Two Companies in accordance with the Share Exchange Agreement, in the event that material changes occur in the conditions underlying the valuation, among other circumstances.

(2) Matters Relating to the Valuation

① Names of Valuation Institutions and Their Relationships with the Two Companies

Plutus, the valuation institution for HEROZ, and Maxus Corporate Advisory, the valuation institution for Variosecure, are both independent from the Two Companies, do not constitute related parties of the Two Companies, and have no material interests that should be disclosed in connection with the Share Exchange. The fees payable to Plutus in connection with this transaction consist solely of fixed fees that are payable regardless of the success or failure of this transaction, and do not include any success fees contingent upon the consummation of this transaction. In addition, while the fees payable to Maxus Corporate Advisory include success fees contingent upon the consummation of this transaction, it has been determined that such success fees do not negate its independence, taking into account the general market practice in transactions of a similar nature.

② Summary of Valuation

i. Valuation by Plutus

Plutus calculated the share exchange ratio of the Two Companies using the market share price method, as both HEROZ and Variosecure are listed on the Standard Market of the Tokyo Stock Exchange and market share prices are available, as well as the DCF (Discounted Cash Flow) method in order to reflect the status of future business activities in the valuation.

The valuation ranges for Variosecure, assuming the share value per share of HEROZ Common Shares to be 1, under each valuation method are as follows:

Valuation Method	Result of Share Exchange Ratio Calculation
Market Share Price Method	0.87–0.89
DCF Method	0.69-1.10

Under the market share price method, for HEROZ, using April 13, 2026 as the valuation record date, the closing price on the valuation record date, and the simple averages of closing prices for the most recent one-month, three-month, and six-month periods up to the valuation record date on the Standard Market of the Tokyo Stock Exchange were adopted. For Variosecure, using April 13, 2026 as the valuation record date, the closing price on the valuation record date, and the simple averages of closing prices for the most recent one-month, three-month, and six-month periods up to the valuation record date on the Standard Market of the Tokyo Stock Exchange were adopted.

Under the DCF method, for HEROZ, the enterprise value was evaluated by discounting future cash flows and other factors based on the financial projections for the fiscal years ending April 2026 through April 2029 prepared by HEROZ to present value at a certain discount rate. The perpetual growth rate method was adopted for the calculation of terminal value under the DCF method. Specifically, a discount rate of 10.7% – 13.1% was used, and the perpetual growth rate was calculated as 0%.

For Variosecure, the enterprise value was evaluated by discounting future cash flows and other factors based on the financial projections for the fiscal years ending February 2027 through February 2029 prepared by Variosecure to present value at a certain discount rate. The perpetual growth rate method was adopted for the calculation of terminal value under the DCF method. Specifically, a discount rate of 8.8% – 11.9% was used, and the perpetual growth rate was calculated as 0%.

The financial projections of HEROZ used by Plutus for the DCF method valuation include fiscal years in which a significant increase in profits and free cash flows is expected on a year-over-year basis. Specifically, due to the expansion of existing services centered on the AIX Business and the improvement in profitability accompanying the advancement of management efficiency across the group, HEROZ expects a continued significant increase in operating profit in each of the fiscal years ending April 2027, April 2028, and April 2029. In addition, with respect to free cash flows, although increases in capital expenditures and working capital associated with business expansion are expected, the aforementioned profit growth is expected to significantly exceed such increases, and accordingly, HEROZ expects a continued significant increase in free cash flows during the same periods (fiscal years ending April 2027, April 2028, and April 2029).

The financial projections of Variosecure used as the basis for Plutus’s DCF method valuation include fiscal years in which significant increases or decreases in profits and free cash flows are expected on a year-over-year basis. Specifically, due to the materialization of effects from upfront investments in new service development and strengthening of the sales structure implemented up to the prior fiscal year, as well as expansion of sales of services provided, operating profit for the fiscal year ending February 2028 is expected to increase significantly. In addition, with respect to free cash flows, as upfront capital expenditures related to new services and other items run their course and capital expenditure amounts decrease, free cash flows for the fiscal year ending February 2029 are expected to increase significantly.

The financial projections of the Two Companies do not assume the implementation of the Share Exchange.

In calculating the share exchange ratio described above, Plutus used, in principle, the information provided by the Two Companies and publicly available information as is, and assumed that all materials and information subject to its analysis and review are accurate and complete, and has not independently verified their accuracy or completeness. Furthermore, Plutus has not independently evaluated, appraised, or assessed the assets or liabilities (including contingent liabilities) of the Two Companies and their affiliates, including the analysis and evaluation of individual assets and liabilities, nor has it requested any third-party institution to conduct any such appraisal or assessment. Plutus’s calculation of the share exchange ratio reflects information and economic conditions as of the valuation record date, and the financial projections (including profit plans and other information) of each of the Two Companies are assumed to have been reasonably reviewed or prepared based on the best estimates and judgments currently available to the management of the Two Companies.

ii. Valuation by Maxus Corporate Advisory

Maxus Corporate Advisory calculated the share exchange ratio of the Two Companies using the market share price average method, as both HEROZ and Variosecure are listed on the Standard Market of the Tokyo Stock Exchange and market share prices are available, as well as the DCF method in order to reflect the status of future business activities in the valuation.

The valuation ranges for Variosecure, assuming the share value per share of HEROZ Common Shares to be 1, under each valuation method are as follows:

Valuation Method Result of Share Exchange Ratio Calculation
Market Share Price Average Method	0.87–0.89
DCF Method	0.72–1.10

Under the market share price average method, for HEROZ, using April 13, 2026 as the valuation record date, the closing price on the valuation record date, and the simple averages of closing prices for the most recent one-month, three-month, and six-month periods up to the valuation record date on the Standard Market of the Tokyo Stock Exchange were adopted. For Variosecure, using April 13, 2026 as the valuation record date, the closing price on the valuation record date, and the simple averages of closing prices for the most recent one-month, three-month, and six-month periods up to the valuation record date on the Standard Market of the Tokyo Stock Exchange were adopted.

Under the DCF method, for HEROZ, the equity value of HEROZ was evaluated by discounting the free cash flows expected to be generated by HEROZ from the fiscal year ending April 2026 onward to present value at a certain discount rate, based on revenue projections and investment plans in the business plan for the fiscal years ending April 2026 through April 2029 prepared by HEROZ, the results of the due diligence conducted by Variosecure, publicly available information, and other factors. Since the AIX Business and

AI Security Business of HEROZ differ in the characteristics of the services they provide, a sum-of-the-parts analysis was conducted, classifying each business separately, in order to appropriately reflect the characteristics of each business in the valuation. For the AIX Business, the weighted average cost of capital (WACC) was adopted as the discount rate, using 9.7%–10.7%. In calculating the cost of capital, a size risk premium was added in light of HEROZ’s corporate scale and other factors. For the calculation of terminal value, the perpetual growth rate method was adopted, and taking into account the domestic inflation rate and the growth rate of the industry to which HEROZ’s AIX Business belongs, the perpetual growth rate was set at 0.0%–1.0%, and the terminal value was calculated at 11,959 million yen to 15,272 million yen. The AI Security Business is composed of Variosecure, and was therefore valued by multiplying the per-share equity value of Variosecure calculated under the DCF method by the number of Variosecure Common Shares held by HEROZ.

For Variosecure, the equity value of Variosecure was evaluated by discounting the free cash flows expected to be generated by Variosecure from the fiscal year ending February 2027 onward to present value at a certain discount rate, based on revenue projections and investment plans in the business plan for the fiscal years ending February 2027 through February 2029 (hereinafter referred to as the “Variosecure Business Plan”) prepared by Variosecure, publicly available information, and other factors. The weighted average cost of capital was adopted as the discount rate, using 9.1%–10.1%. In calculating the cost of capital, a size risk premium was added in light of Variosecure’s corporate scale and other factors. For the calculation of terminal value, the perpetual growth rate method was adopted, and taking into account the domestic inflation rate and the growth rate of the industry to which Variosecure belongs, the perpetual growth rate was set at 0.0%–1.0%, and the terminal value was calculated at 3,862 million yen to 4,994 million yen.

The financial projections of HEROZ used by Maxus Corporate Advisory for the DCF method valuation include fiscal years in which significant increases in profits are expected. Specifically, due to the expansion of existing services centered on the AIX Business and the improvement in profitability accompanying the advancement of management efficiency across the group, substantial continued increases in net sales, operating profit, and EBITDA are expected in each of the fiscal years ending April 2027, April 2028, and April 2029. In addition, with respect to free cash flows, although increases in capital expenditures and working capital associated with business expansion are expected, the aforementioned profit growth is expected to significantly exceed such increases, and accordingly, substantial continued increases in free cash flows are expected during the same periods (fiscal years ending April 2027, April 2028, and April 2029). Meanwhile, the financial projections of Variosecure used as the basis for Maxus Corporate Advisory’s DCF method valuation include fiscal years in which significant increases in profits are expected. Specifically, due to the materialization of effects from upfront investments in new service development and strengthening of the sales structure implemented up to the prior fiscal year, as well as expansion of sales of services provided, operating profit and EBITDA for the fiscal year ending February 2028 are expected to increase significantly. In addition, with respect to free cash flows, as capital expenditures related to new services and other items run their course and capital expenditure amounts decrease, free cash flows for the fiscal year ending February 2029 are expected to increase significantly. The financial projections of the Two Companies do not assume the implementation of the Share Exchange.

The Variosecure Business Plan used by Maxus Corporate Advisory as the basis for the DCF method valuation of Variosecure shares was prepared by Variosecure in connection with the review of the Share Exchange. The Variosecure Business Plan was prepared by formulating revenue projections and investment plans that take into account the business performance of the internet security services business up to the fiscal year ended February 2026 and incorporate business investments necessary for future business growth, and HEROZ was not involved in the specific process of preparing the plan figures. In addition, the Special Committee confirmed that the Variosecure Business Plan was prepared by persons independent from HEROZ, received explanations regarding the material assumptions and other matters, and, after confirming the reasonableness of the content of the final Variosecure Business Plan, its material assumptions, and the preparation process, approved the Variosecure Business Plan.

The financial projections based on the Variosecure Business Plan are as follows:

(Unit: Millions of yen)

	FY ending February 2027	FY ending February 2028	FY ending February 2029
Revenue	2,965	3,246	3,670
Operating Profit	460	640	751
EBITDA	695	911	1,060
Free Cash Flow	222	169	555

In calculating the share exchange ratio, Maxus Corporate Advisory adopted, in principle, the information provided by the Two Companies, information obtained through hearings, and publicly available information as is, and assumed that all such materials and information adopted are accurate and complete, that there is no possibility of having a material effect on the calculation of the share exchange ratio, and that there are no facts that have not been disclosed to Maxus Corporate Advisory, and has not independently verified their accuracy or completeness. Furthermore, Maxus Corporate Advisory has not independently evaluated or appraised the assets and liabilities (including derivative transactions, off-balance-sheet assets and liabilities, and other contingent liabilities) of the Two Companies and their affiliates, including the analysis and evaluation of individual assets and liabilities, nor has it requested any third-party institution to conduct any such evaluation, appraisal, or assessment. In addition, the financial outlooks of the Two Companies referenced in such calculation are assumed to have been reasonably prepared by the persons responsible for preparing the business plans of the Companies based on the best estimates and judgments currently available, and such calculation is premised on reflecting information and economic conditions as of April 13, 2026.

In addition, as described in (4) “Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, Maxus Corporate Advisory, at the request of Variosecure’s board of directors, submitted to Variosecure a fairness opinion dated April 13, 2026, to the effect that, subject to the aforementioned assumptions and certain other assumptions (Note), the share exchange ratio in the Share Exchange is fair from a financial point of view for the shareholders of Variosecure.

(Note) This fairness opinion expresses the opinion that, in light of the share exchange ratio ranges determined under the market share price average method and the DCF method described above, the share exchange ratio agreed upon by the Two Companies is fair to the general shareholders of Variosecure from a financial point of view. As noted above, the financial projections used as assumptions in the DCF analysis do not reflect any synergies expected to be realized through the implementation of the Share Exchange.

In rendering its opinion in the fairness opinion, Maxus Corporate Advisory used publicly available information and information provided by the Two Companies as accurate and complete, and did not independently verify their accuracy or completeness. In addition, Maxus Corporate Advisory assumed that the persons responsible for preparing the business plans of the Two Companies were not aware of any facts or circumstances that would render such information materially inaccurate or misleading. It also assumed that the business plans of the Two Companies had been reasonably prepared and created by the persons responsible for preparing such business plans based on the best estimates and judgments currently available. Maxus Corporate Advisory did not independently verify the feasibility of the Two Companies’ business plans and relied on them, and does not express any opinion regarding the contents of or assumptions underlying such business plans.

The opinion expressed in the fairness opinion is based on information available up to April 13, 2026, and facts that render the information obtained materially erroneous, or future changes in circumstances, may affect the opinion expressed in the fairness opinion. Maxus Corporate Advisory has not independently evaluated or appraised the assets or liabilities of the Two Companies and their affiliates (including, without limitation, off-balance-sheet assets and liabilities and other contingent liabilities). Maxus Corporate Advisory is under no obligation to conduct any physical inspection of the Two Companies’ assets, nor has it evaluated the solvency or fair value of the Two Companies under laws applicable to bankruptcy proceedings, corporate reorganization proceedings, civil rehabilitation proceedings, special liquidation under the Companies Act, or other insolvency proceedings.

With respect to any information requested by Maxus Corporate Advisory from the Two Companies in preparing the fairness opinion that was not provided or disclosed by the Two Companies, and that could not otherwise be used by Maxus Corporate Advisory as a basis for its evaluation, Maxus Corporate Advisory, with the consent of Variosecure, used assumptions that it deemed reasonable and appropriate. Maxus Corporate Advisory has not independently examined how any material difference between such assumptions and actual facts would affect the future financial condition of the Two Companies.

Maxus Corporate Advisory assumed, without independent verification, that the Share Exchange would be completed in a timely manner without any material change in its important terms and conditions, that all necessary governmental and regulatory approvals or consents required for the Share Exchange would be obtained without delay, restriction, or conditions that could adversely affect the benefits contemplated by the Share Exchange, and that the content of such approvals and consents would not affect the Share Exchange Ratio. Maxus Corporate Advisory also assumed that the Two Companies have not in the past entered into, and will not in the future enter into, any contracts, agreements, or other documents that would materially affect the Share Exchange Ratio. Maxus Corporate Advisory, after confirming with the Two Companies, also assumed that there are no contingent liabilities or off-balance-sheet liabilities, other than those disclosed or provided by the Two Companies, that would materially affect the Share Exchange Ratio.

The fairness opinion is not intended to advise Variosecure as to whether it should approve the Share Exchange, nor does it constitute such advice. Further, the fairness opinion does not express any opinion or view as to the relative merits of the Share Exchange as compared with any other strategies or transactions that may be available to or executable by Variosecure, or as to the business decision underlying Variosecure’s execution or continuation of the Share Exchange. In addition, the fairness opinion does not express any opinion or recommendation as to how shareholders should vote or act with respect to the Share Exchange or any related matters. Maxus Corporate Advisory does not express any opinion as to the price at which the Two Companies’ shares will trade or should trade prior to the effective date of the Share Exchange.

The opinion of Maxus Corporate Advisory is based on financial, economic, market, and other conditions in effect, and information available to Maxus Corporate Advisory, as of April 13, 2026. Facts arising after such date may affect the opinion expressed in the fairness opinion and the assumptions used in preparing it, but Maxus Corporate Advisory assumes no obligation to update, revise, or reaffirm the fairness opinion.

(3) Prospect of Delisting and Reasons Therefor

As a result of the Share Exchange, Variosecure will become a wholly owned subsidiary of HEROZ on the Effective Date of the Share Exchange (scheduled for June 30, 2026), and the Variosecure Common Shares are expected to be delisted from the Standard Market of the Tokyo Stock Exchange on June 26, 2026, in accordance with the delisting criteria of the Standard Market of the Tokyo Stock Exchange.

After the delisting, the Variosecure Common Shares will no longer be tradable on the Tokyo Stock Exchange. However, the HEROZ Common Shares to be allotted to the shareholders of Variosecure through the Share Exchange are listed on the Standard Market of the Tokyo Stock Exchange, and trading on the financial instruments exchange will remain possible after the Effective Date of the Share Exchange.

Accordingly, shareholders of Variosecure who will receive an allotment of 100 or more HEROZ Common Shares, which is the trading unit of HEROZ Common Shares, through the Share Exchange may receive an allotment of some fractional unit shares of common stock depending on the number of shares held; however, they will be able to continue trading one or more units of shares on the Standard Market of the Tokyo Stock Exchange, and the Two Companies believe that liquidity of HEROZ Common Shares can be provided.

On the other hand, shareholders of Variosecure who will receive an allotment of less than 100 HEROZ Common Shares will become holders of fractional unit shares of HEROZ through the Share Exchange. Although fractional unit shares cannot be sold on a financial instruments exchange, such shareholders may, at their request, utilize the fractional unit share purchase system of HEROZ. For details of such treatment, please refer to 1. (3) (Note 3) “Treatment of Fractional Unit Shares” above.

For details regarding the treatment of fractions of less than one share arising in connection with the Share Exchange, please refer to 1. (3) (Note 4) “Treatment of Fractions of Less Than One Share” above.

Shareholders of Variosecure will be able to trade their Variosecure Common Shares as usual on the Standard Market of the Tokyo Stock Exchange until the last trading day of June 25, 2026 (scheduled), and may exercise their lawful rights as prescribed by the Companies Act and other relevant laws and regulations until the Record Time.

(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)

The Two Companies determined that it is necessary to ensure the fairness of the share exchange ratio in the Share Exchange, given that HEROZ already holds 1,934,000 Variosecure Common Shares (representing 42.8% of the total number of issued shares of Variosecure of 4,522,961 shares as of April 14, 2026 (rounded to the first decimal place; the same applies hereinafter to calculations of ownership ratios)) and Variosecure constitutes a consolidated subsidiary of HEROZ. Accordingly, the Two Companies have implemented the following measures to ensure fairness (including measures to avoid conflicts of interest).

① Obtaining Valuation Reports and Fairness Opinion from Third-Party Valuation Institutions

HEROZ has obtained a valuation report on the share exchange ratio pertaining to the Share Exchange from Plutus, a third-party valuation institution, in order to ensure the fairness and appropriateness of the share exchange ratio in the Share Exchange.

Variosecure has obtained a valuation report on the share exchange ratio pertaining to the Share Exchange from Maxus Corporate Advisory, a third-party valuation institution, in order to ensure the fairness and appropriateness of the share exchange ratio in the Share Exchange. In addition, Variosecure has obtained from Maxus Corporate Advisory a fairness opinion to the effect that the share exchange ratio in the Share Exchange is fair from a financial point of view for the shareholders of Variosecure.

For a summary of each valuation report and the fairness opinion, please refer to (2) “Matters Relating to the Valuation” above.

Plutus and Maxus Corporate Advisory are both independent from the Two Companies and have no material interests with the Two Companies.

② Advice from Independent Law Firms

HEROZ has appointed Mori Hamada & Matsumoto as its legal advisor for the Share Exchange and has received legal advice regarding the procedures for the Share Exchange and the methods and processes of decision-making by its board of directors, among other matters.

Variosecure has appointed Anderson Mōri & Tomotsune as its legal advisor for the Share Exchange and has received legal advice regarding the procedures for the Share Exchange and the methods and processes of decision-making by its board of directors, among other matters.

Mori Hamada & Matsumoto and Anderson Mōri & Tomotsune are both independent from the Two Companies and have no material interests with the Two Companies.

③ Establishment of a Special Committee Comprising Members with No Conflicts of Interest and Obtaining of a Written Report at Variosecure

i. Background of Establishment

In late October 2024, upon receiving the proposal for the Management Integration from HEROZ, and in commencing a specific review of the Share Exchange, Variosecure established a special committee (hereinafter referred to as the “Special Committee”) on November 15, 2024, for the purpose of exercising due care in the decision-making of Variosecure’s board of directors regarding the Share Exchange, eliminating any risk of arbitrariness and conflicts of interest in the decision-making process of Variosecure’s board of directors, ensuring the fairness thereof, and obtaining opinions on whether the decision by Variosecure’s board of directors to carry out the Share Exchange would be fair for the general shareholders of Variosecure, prior to the deliberation and resolution by Variosecure’s board of directors on the propriety of the Share Exchange. The Special Committee was composed of three (3) members: Ms. Keiko Hata, Ms. Kana Takahashi, and Mr. Motoi Moriwaki, who are outside directors (Audit and Supervisory Committee members) of Variosecure, who are independent from HEROZ and independent from the outcome of the Share Exchange, and who have been registered as independent officers with the Tokyo Stock Exchange. Ms. Kana Takahashi was elected as the chairperson of the Special Committee by mutual election among the members of the Special Committee. The compensation for the members of the Special Committee is paid based on the hours spent working on matters relating to the Special Committee, regardless of the success or failure of the Share Exchange and the content of the Written Report, and does not include any success fees contingent upon the consummation of the Share Exchange.

Variosecure consulted the Special Committee regarding the following matters: (a) whether the purpose of the Share Exchange is considered reasonable (including whether the Share Exchange will contribute to enhancing the corporate value of Variosecure); (b) whether the fairness of the transaction terms of the Share Exchange (including the share exchange ratio pertaining to the Share Exchange) is ensured; (c) whether sufficient consideration has been given to the interests of the minority shareholders of Variosecure through fair procedures in the Share Exchange; and (d) in addition to (a) through (c) above, whether the Share

Exchange is considered not to be disadvantageous to the minority shareholders of Variosecure. In connection with the partial amendment of the Securities Listing Regulations by the Tokyo Stock Exchange, which became effective on July 22, 2025, Variosecure, at its board of directors meeting held on August 19 of the same year, changed the above consultation matter (c) to “whether sufficient consideration has been given to the interests of the general shareholders of Variosecure through fair procedures in the Share Exchange,” and changed consultation matter (d) to “in addition to (a) through (c) above, whether the Share Exchange is considered to be fair for the general shareholders of Variosecure” (the consultation matters after such changes are hereinafter collectively referred to as the “Consultation Matters”). In addition, in consulting on the Consultation Matters, Variosecure’s board of directors resolved that the decision-making of Variosecure’s board of directors regarding the Share Exchange shall be made with the utmost respect for the judgments of the Special Committee, and that if the Special Committee determines that the transaction terms relating to the Share Exchange are not appropriate, Variosecure’s board of directors shall not approve the Share Exchange on such transaction terms.

Furthermore, Variosecure’s board of directors resolved to grant the Special Committee the following authorities: (i) the authority to substantively influence or participate in the negotiation process regarding the transaction terms, by confirming the policy in advance when the Two Companies negotiate the terms of the Share Exchange (including the share exchange ratio), receiving timely reports on the status thereof, and providing opinions, instructions, and requests at critical junctures; and (ii) the authority to approve (including retroactive approval) and utilize the advisors of Variosecure in connection with the Share Exchange, as well as to appoint its own independent advisors when deemed necessary (with the reasonable costs thereof to be borne by Variosecure). At its board of directors meeting held on March 17, 2026, Variosecure changed the above authority (i) to “the authority to substantively influence or participate in the negotiation process regarding the transaction terms, by confirming the policy in advance when the Two Companies negotiate the terms of the Share Exchange (including the share exchange ratio), receiving timely reports on the status thereof, and providing opinions, instructions, and requests at critical junctures, as well as, where the Special Committee deems it necessary, the authority to directly negotiate and discuss the transaction terms and other matters relating to this transaction.”

ii. Process of Review

The Special Committee was convened a total of 51 times from November 15, 2024 to April 14, 2026. In addition to the committee meetings, the Special Committee gathered information through e-mail and other means, and conducted discussions as needed from time to time, carefully examining the Consultation Matters.

Specifically, the Special Committee confirmed that Maxus Corporate Advisory, the third-party valuation institution appointed by Variosecure, and Anderson Mōri & Tomotsune, the legal advisor, had no issues in terms of independence or expertise, and approved their appointments. The Special Committee also confirmed that it would obtain expert advice from Variosecure’s advisors as needed, and that the Special Committee would not independently appoint its own advisors.

The Special Committee then received explanations from the Two Companies regarding the purpose of the Share Exchange, the background and circumstances leading to the Share Exchange, the details of synergies to be created through the Share Exchange, the management policy after the Share Exchange, the treatment of employees, and other matters, and conducted question-and-answer sessions. The Special Committee also sent a total of 7 written questions to HEROZ from December 2024 to April 2026, and received responses from HEROZ regarding the details of HEROZ’s review of the Share Exchange, including the above matters. The Special Committee also received explanations from Variosecure regarding the procedures for preparing and the content of the Variosecure Business Plan, which forms the basis for the calculation of the Share Exchange Ratio. Furthermore, the Special Committee received advice from Anderson Mōri & Tomotsune, Variosecure’s legal advisor, regarding the methods and processes of decision-making by Variosecure’s board of directors in connection with the Share Exchange, the operation of the Special Committee, and other measures to ensure procedural fairness and to avoid conflicts of interest in connection with the Share Exchange. In addition, the Special Committee received explanations from Maxus Corporate Advisory, Variosecure’s third-party valuation institution, regarding the valuation methods and valuation results for the Share Exchange Ratio, and conducted question-and-answer sessions.

The Special Committee received timely reports on the progress and details of the discussions and negotiations between the Two Companies regarding the Share Exchange, and was substantively involved in the negotiation process with HEROZ by, among other things, discussing the negotiation policy on multiple occasions until HEROZ’s final proposal on the Share Exchange Ratio was received, and providing its opinions to Variosecure.

iii. Content of Judgment

Based on the above process, the Special Committee carefully discussed and examined the Consultation Matters and submitted a Written Report to Variosecure’s board of directors, dated April 14, 2026, by unanimous agreement of all members, to the effect that the Share Exchange is fair for the general shareholders of Variosecure. For the content of the Written Report, please refer to the attached “Written Report” dated April 14, 2026.

④ Approval by All Directors of Variosecure Who Have No Conflicts of Interest

At the meeting of Variosecure’s board of directors held today, among the seven (7) directors of Variosecure (including three (3) directors who are Audit and Supervisory Committee members), Mr. Takahiro Hayashi, Mr. Keiichi Iguchi, and Mr. Hiroya Mori concurrently serve as directors of HEROZ. Therefore, from the perspective of avoiding conflicts of interest, the resolution regarding the Share Exchange was deliberated and adopted by the remaining four (4) directors, excluding the aforementioned three directors, by their unanimous approval.

Mr. Takahiro Hayashi, Mr. Keiichi Iguchi, and Mr. Hiroya Mori have not participated in any discussions or negotiations with HEROZ regarding the Share Exchange from Variosecure’s standpoint.

⑤ Establishment of an Independent Review Structure

Variosecure established a structure within Variosecure to conduct the review, negotiation, and decision-making regarding the Share Exchange from a position independent of HEROZ. Specifically, based on advice from Anderson Mōri & Tomotsune, Variosecure established, from the date of receipt of the proposal for the Share Exchange from HEROZ in late October 2024, a structure for conducting the review of the Share Exchange (including the preparation of the business plan forming the basis for the calculation of the share exchange ratio) and discussions and negotiations with HEROZ that excludes persons concurrently serving as officers or employees of HEROZ (including Mr. Takahiro Hayashi, Mr. Keiichi Iguchi, and Mr. Hiroya Mori, who are directors of Variosecure concurrently serving as directors of HEROZ) and persons transferred or seconded from HEROZ. The Special Committee confirmed the establishment of such structure at the Special Committee meeting held on June 30, 2025.

The Special Committee has approved that Variosecure’s review structure, including these arrangements, has no issues from the perspectives of independence and fairness.

3. Overview of the Parties to the Share Exchange

		Wholly Owning Parent Company in the Share Exchange	Wholly Owned Subsidiary in the Share Exchange
(1)	Name	HEROZ, Inc.	Variosecure, Inc.

(2)	Location	PMO Tamachi, 5-31-17 Shiba, Minato-ku, Tokyo	Sumitomo Shoji Nishikicho Building 5F, 1-6 Kanda Nishikicho, Chiyoda-ku, Tokyo

(3)	Title and Name of Representative	Representative Director and CEO: Takahiro Hayashi	President and Representative Director: Shoichi Onoe

(4)	Business Description	Operation of BtoC services (“Shogi Wars”), BtoB services (various AI solution businesses, provision of “HEROZ ASK”)	Security BPO services, integration services

(5)	Capital	44 million yen	751 million yen

(6)	Date of Establishment	April 30, 2009	September 17, 2015

(7)	Number of Issued Shares	15,209,725 shares	4,522,961 shares

(8)	Fiscal Year End	April 30	February 28

(9)	Number of Employees	294 (consolidated)	83

(10)	Major Customers	Apple Inc., Google Inc.	USEN ICT Solutions, Inc., SoftBank Corp.

(11)	Main Banks	Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation	Mizuho Bank, Ltd., Aozora Bank, Ltd., The Shoko Chukin Bank, Ltd.

(12)	Major Shareholders and Shareholding Ratios

Takahiro Hayashi: 28.58%,

Tomohiro Takahashi: 28.58%,

The Master Trust Bank of Japan, Ltd. (Trust Account): 4.70%,

BIGLOBE Inc.: 2.63%,

Takenaka Corporation: 1.07%,

KOEI TECMO GAMES CO., LTD.: 1.06%,

Masayuki Yamashita: 0.54%,

Ritsuya Ikeda: 0.51%,

Custody Bank of Japan, Ltd. (Trust Account): 0.33%,

UYEKI Corporation: 0.28%

HEROZ, Inc.: 42.80%,

Hikari Tsushin KK Investment Limited Partnership.: 6.67%, Rakuten Securities, Inc. (Shared Account): 3.49%,

SBI SECURITIES Co., Ltd.: 2.88%,

Hikari Power Co., Ltd.: 2.53%,

UH Partners 2 Investment Limited Partnership: 2.43%,

Yasumitsu Shigeta: 2.36%,

BNY GCM CLIENT ACCOUNT JPRD AC ISG (FE-AC) (Standing Proxy: MUFG Bank, Ltd.) : 1.42%,

Shigeo Makita: 1.20%,

Daisuke Yamamoto: 1.15%,

(13)	Relationships Between the Parties

	Capital Relationship	HEROZ holds 42.8% of the total number of issued shares of Variosecure and is the parent company of Variosecure.
	Personnel Relationship	Three (3) directors of HEROZ concurrently serve as directors of Variosecure.

	Business Relationship	HEROZ provides recruitment process outsourcing support and information systems support services to Variosecure.

	Status as Related Party	Variosecure is a consolidated subsidiary of HEROZ, and HEROZ and Variosecure are mutually related parties.

(14)	Financial Results and Financial Position for the Most Recent Three Fiscal Years

	HEROZ (Consolidated)			Variosecure (IFRS)
	FY ended April 2023	FY ended April 2024	FY ended April 2025	FY ended February 2024	FY ended February 2025	FY ended February 2026
Net Assets	6,080	5,143	5,201	5,548	5,891	6,270
Total Assets	8,673	7,691	8,147	7,649	7,576	7,791
Net Assets per Share (Yen)	388.97	314.36	301.15	1,227.87	1,303.56	1,387.65
Revenue	2,980	4,841	5,929	2,640	2,667	2,842
Operating Profit	257	451	306	520	492	561
Ordinary Profit	216	368	228	–	–	–
Net Income (Loss) Attributable to Owners of Parent	(574)	(1,134)	(177)	347	342	377
Net Income (Loss) per Share (Yen)	(38.22)	(75.45)	(11.79)	76.96	75.72	83.55
Dividends per Share (Yen)	–	–	–	–	–	–

(Note 1) Unless otherwise specified, amounts are in millions of yen. Information for HEROZ is as of the end of April 2025, and information for Variosecure is as of the end of February 2026.

(Note 2) Variosecure has adopted IFRS (International Financial Reporting Standards), and since there is no line item corresponding to “ordinary profit” under IFRS, such disclosure has been omitted

4. Status After the Share Exchange

Wholly Owning Parent Company in the Share Exchange
(1)	Name	HEROZ, Inc.

(2)	Location	Tokyo

(3)	Title and Name of Representative	Representative Director and CEO Takahiro Hayashi

(4)	Business Description	Operation of BtoC services (“Shogi Wars”), BtoB services (various AI solution businesses, provision of “HEROZ ASK”)

(5)	Capital	63 million yen

(6)	Fiscal Year End	April 30

(7)	Net Assets	Not yet determined at this time.

(8)	Total Assets	Not yet determined at this time.

(Note) The above describes the status immediately after the effectiveness of the Share Exchange. Following the effectiveness of the Share Exchange, HEROZ plans to transfer the various businesses operated by HEROZ to wholly owned subsidiaries of HEROZ through an absorption-type company split for the purpose of completing the transition to a holding company structure. After the effectiveness of such an absorption-type company split, the business description is expected to be group management, asset management, and research and development operations. The specific details and schedule of such an absorption-type company split will be announced separately once determined.

5. Summary of Accounting Treatment

The Share Exchange falls under “transactions under common control” as defined in the “Accounting Standard for Business Combinations” (Accounting Standards Board of Japan Statement No. 21), and goodwill (or gain on bargain purchase) is not expected to arise.

6. Future Outlook

Please refer to III. 2. “Future Outlook” below.

7. Matters Relating to MBO, etc.

(1) Opinion of the Special Committee Regarding Fairness to General Shareholders

As HEROZ already holds 1,934,000 Variosecure Common Shares (representing 42.8% of the total number of issued shares of 4,522,961 shares as of April 14, 2026) and is the largest shareholder, HEROZ constitutes the parent company of Variosecure based on the effective control criteria and is a controlling shareholder. Accordingly, the “matters to be complied with in connection with MBOs, etc.” set forth in Article 441 of the Securities Listing Regulations apply. Variosecure has therefore obtained from the Special Committee, dated April 14, 2026, an opinion to the effect that the decision to implement the Share Exchange is fair for the general shareholders of Variosecure. For details, please refer to the attached material (“Written Report” dated April 14, 2026), which contains the substance of such opinion.

(2) Status of Compliance with the Guidelines on Measures for Protecting Minority Shareholders in Transactions with Controlling Shareholders

In its Corporate Governance Report disclosed on April 13, 2026, Variosecure states as its “Guidelines on Measures for Protecting Minority Shareholders in Transactions, etc. with Controlling Shareholders” that “with respect to the determination of transaction terms with HEROZ, Inc., its parent company, and HEROZ’s group companies, related party transactions are subject to review and approval by the board of directors in accordance with internal regulations, and Variosecure endeavors not to harm the interests of minority shareholders. Going forward, Variosecure will continue to maintain and further strengthen its framework for the protection of minority shareholders.”

In addition, with respect to the Share Exchange, Variosecure has taken measures to ensure fairness and to avoid conflicts of interest as described in 2. (4) “Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” above.

(3) Matters Concerning Measures to Ensure Fairness and Avoid Conflicts of Interest

As the Share Exchange constitutes a transaction, etc. with a controlling shareholder for Variosecure, Variosecure determined that measures to ensure fairness and measures to avoid conflicts of interest are necessary, and its board of directors carefully discussed and considered the various terms and conditions relating to the Share Exchange. Furthermore, by taking the measures described in 2. (4) “Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” above, Variosecure has made its determination after ensuring fairness and avoiding conflicts of interest.

III. Status After the Management Integration

1. Status of HEROZ After the Management Integration (Planned)

After the Management Integration (After the Effectiveness of the Share Exchange)
(1)	Name	HEROZ, Inc.

(2)	Location	Tokyo

(3)	Title and Name of Representative	Representative Director and CEO Takahiro Hayashi

(4)	Business Description	Operation of BtoC services (“Shogi Wars”), BtoB services (various AI solution businesses, provision of “HEROZ ASK”)

(5)	Capital	63 million yen

(6)	Fiscal Year End	April 30

(7)	Net Assets	Not yet determined at this time.

(8)	Total Assets	Not yet determined at this time.

(Note) Following the effectiveness of the Share Exchange, HEROZ plans to transfer the various businesses operated by HEROZ to wholly owned subsidiaries of HEROZ through an absorption-type company split for the purpose of completing the transition to a holding company structure. After the effectiveness of such an absorption-type company split, the business description is expected to be group management, asset management, and research and development operations. The specific details and schedule of such an absorption-type company split will be announced separately once determined.

2. Future Outlook

The Two Companies will establish an integration preparation committee composed of the representative directors and relevant officers of each company, and will make decisions on strategies aimed at the sustainable growth of both companies, including the business plan of the holding company after the Management Integration, the optimal group structure, and the timing and methods for realizing integration synergies.

The impact of the Management Integration on the full-year consolidated financial results for the fiscal year ending April 2026 is expected to be immaterial at this time.

End

(Reference: Notice Regarding U.S. Regulations)

The Share Exchange is to be conducted pursuant to the Companies Act of Japan and is not being conducted in accordance with the registration requirements or exemptions under the U.S. Securities Act of 1933 (the “Securities Act”). The HEROZ Common Shares to be delivered in the Share Exchange have not been, and will not be, registered under the Securities Act. This document does not constitute a solicitation of an offer to acquire, or an offer to sell, the securities described herein within the United States or to U.S. persons.

Contact Information Regarding the Management Integration

Company Name: HEROZ, Inc.

Address: PMO Tamachi, 5-31-17 Shiba,

Minato-ku, Tokyo

Contact Person: Hiroya Mori, Director and

CFO

Telephone: +81-3-6435-2435

Company Name: Variosecure, Inc.

Address: Sumitomo Shoji Nishikicho Building 5F, 1-6

Kanda Nishikicho, Chiyoda-ku, Tokyo

Contact Person: Makoto Sugiyama, Deputy General

Manager, Administration Division

Telephone: +81-3-5577-3284

Cautionary Statement Regarding Forward-Looking Statements

This document contains information that constitutes “forward-looking statements” reflecting the plans and expectations of HEROZ, Inc. and Variosecure, Inc. regarding the success and outcome of the management integration between the two companies as described above. Statements in this document other than those relating to historical or current facts constitute such forward-looking statements. These forward-looking statements are based on assumptions and judgments made by the Two Companies in light of currently available information, and involve known and unknown risks, uncertainties, and other factors. Such risks, uncertainties, and other factors may cause the future business performance, results of operations, financial condition, or other aspects of the Two Companies or either of them (or the combined group after the integration) to differ materially from those expressed or implied in such forward-looking statements.

Neither of the Two Companies assumes any obligation to update or publicly release any revisions to these forward-looking statements after the date of this document. Investors are advised to refer to the disclosures made by the Two Companies (or the combined group after the integration) in future public announcements in Japan and filings with the U.S. Securities and Exchange Commission.

End

[Attachment]

Written Report of the Special Committee dated April 14, 2026

(English Translation)

The following is an English translation of the Written Report submitted by the Special Committee of Variosecure, Inc. to the Board of Directors of Variosecure, Inc.

This translation is prepared for reference purposes only.

April 14, 2026

To the Board of Directors of Variosecure, Inc.

Special Committee of Variosecure Inc.

Committee Member: Kana Takahashi

Committee Member: Keiko Hata

Committee Member: Motoi Moriwaki

Written Report

Introduction: Purpose of This Written Report

This Written Report sets forth the content of the Written Report resolved by the Special Committee (hereinafter referred to as the “Committee”) established upon commission by the Board of Directors of the Company, after the Committee conducted careful deliberations from a position independent of HEROZ (as defined in Section 1 of this Written Report) and from the outcome of the Share Exchange (as defined in Section 1 of this Written Report), with respect to the matters referred to the Committee by the Board of Directors of the Company, regarding the Share Exchange being considered by the Company.

Section 1: Definitions

In this Written Report, the terms set forth in each of the following items shall have the meanings specified in such items.

(1) “HEROZ” means HEROZ, Inc.

(2) “HEROZ Group” means the corporate group consisting of HEROZ and its five consolidated subsidiaries, including the Company.

(3) “M&A Guidelines” means the “Fair M&A Guidelines — Enhancing Corporate Value and Securing Shareholder Interests —” dated June 28, 2019, formulated by the Ministry of Economy, Trade and Industry.

(4) “Company FA” means Maxus Corporate Advisory Inc., the financial advisor of the Company.

(5) “Company FA Valuation Results” means the share exchange ratio valuation report dated April 13, 2026, prepared by the Company FA.

(6) “Company FA Valuation Materials” means the explanatory materials submitted to the Committee in connection with the share exchange ratio valuation and the preparation of the Fairness Opinion conducted by the Company FA.

(7) “Acquisition Conduct Guidelines” means the “Guidelines for Corporate Acquisitions — Enhancing Corporate Value and Securing Shareholder Interests —” dated August 31, 2023, formulated by the Ministry of Economy, Trade and Industry.

(8) “Share Exchange” means the share exchange being considered by the Company and HEROZ.

(9) “Share Exchange Agreement” means the share exchange agreement dated April 14, 2026, relating to the Share Exchange.

(10) “Share Exchange Ratio” means the exchange ratio in the Share Exchange.

(11) “Fairness Opinion” means the opinion dated April 13, 2026, prepared by the Company FA, to the effect that the share exchange ratio of the Share Exchange is fair from a financial point of view to the shareholders of Variosecure.

(12) “Press Release” means the draft, as of the date of preparation of this Written Report, of the disclosure document titled “Notice Regarding the Management Integration of HEROZ, Inc. and Variosecure, Inc. (Execution of a Share Exchange Agreement Regarding the Management Integration of HEROZ, Inc. and Variosecure. Inc.),” jointly issued by the Company and HEROZ and scheduled for disclosure on April 14, 2026, relating to the Share Exchange.

Section 2: Matters for Consultation

1. Whether the purpose of the Share Exchange can be recognized as rational (including whether the Share Exchange will contribute to enhancing the corporate value of the Company).

2. Whether the fairness of the transaction terms of the Share Exchange (including the share exchange ratio in the Share Exchange) has been ensured.

3. Whether sufficient consideration has been given to the interests of the general shareholders of the Company through fair procedures in the Share Exchange.

4. In addition to items 1 through 3 above, whether the Share Exchange can be considered fair to the general shareholders of the Company.

Section 3: Procedures Leading to the Written Report

The Committee conducted the following work in rendering its Written Report on the Matters for Consultation.

(1) Convening of Committee Meetings

The Committee was convened on a total of 51 occasions during the period from November 15, 2024 to April 14, 2026, and deliberated on the Matters for Consultation. All sessions were held with all three Committee members in attendance, except for the 10th, 20th and 45th meetings, which Committee Member Hata was unable to attend due to domestic and overseas business trips, and the 24th and 39th meetings, which Committee Member Moriwaki was unable to attend due to overseas business trips. As a result, on the date of preparation of this Written Report, the Committee approved this Written Report by unanimous agreement of all three Committee members.

(2) Review Conducted by the Committee

In rendering its Written Report on the Matters for Consultation, the Committee conducted the following reviews and other activities with respect to the parties involved in the Share Exchange.

① Verification of the Company’s review structure (including the expertise and independence of each advisor).

② Hearings with the Company regarding matters including the purpose and reasons for the Share Exchange, management policies following the execution of the Share Exchange, external business environment and current management challenges, the content of business plans, and other related matters.

③ Hearings with HEROZ regarding matters including the purpose and reasons for the Share Exchange, management policies following the execution of the Share Exchange, external business environment and current management challenges, the content of business plans, and other related matters, as well as review of the content of the written responses to the questionnaires sent by the Committee to HEROZ.

④ Hearings with the Company FA regarding the valuation methods and evaluation processes for the share exchange ratio, as well as the analytical process underlying the content of the share exchange ratio valuation.

⑤ Review of the Company FA Valuation Results, the Fairness Opinion, the Company FA Valuation Materials, the Share Exchange Agreement, the Press Release, and a series of materials relating to the implementation of the Share Exchange and the negotiations on the Share Exchange Ratio conducted between the Company and HEROZ, as well as other various materials provided to the Committee (including the questionnaires from the Committee to HEROZ and the written responses thereto; hereinafter collectively referred to as the “Review Documents”).

Section 4: Written Report of the Committee on the Matters for Consultation

1. The Share Exchange will contribute to enhancing the corporate value of the Company, and the purpose of the Share Exchange is recognized as rational.

2. The fairness of the transaction terms of the Share Exchange (including the share exchange ratio in the Share Exchange) has been ensured.

3. It can be said that sufficient consideration has been given to the interests of the general shareholders through fair procedures in the Share Exchange.

4. In addition to items 1 through 3 above, the Share Exchange is considered to be fair to the general shareholders of the Company.

Section 5: Reasons for the Committee’s Written Report

1. Approach of the Committee’s Review

(1) Conflicts of Interest in the Share Exchange

The Share Exchange is a transaction to take the Company private, whereby the Company will become a wholly owned subsidiary of HEROZ, the Company’s parent company. Therefore, in the Share Exchange, HEROZ has an incentive to acquire the Company’s shares at a share exchange ratio that is favorable to itself, while the general shareholders of the Company have an incentive to acquire shares of the ultimate parent company at a share exchange ratio that is favorable to the Company, and the directors of the Company are required to address such conflicts of interest (M&A Guidelines, Section 2.1.2).

Furthermore, from the Company’s perspective, since the Share Exchange is conducted between HEROZ, which is the controlling shareholder of the Company, and the Company, the Share Exchange constitutes a “material transaction, etc. with a controlling shareholder”1 as defined in the rules of Tokyo Stock Exchange, Inc. (hereinafter referred to as the “Tokyo Stock Exchange”).

[1]	Article 441-2 of the Securities Listing Regulations of the Tokyo Stock Exchange; Article 436-4 of the Enforcement Rules for the Securities Listing Regulations of the Tokyo Stock Exchange.

As such, in the Share Exchange, a structural conflict of interest exists between HEROZ and the general shareholders of the Company.

(2) Rules Governing M&A Where Conflicts of Interest May Arise

The M&A Guidelines expressly provide that the various principles thereunder also apply to acquisitions of a subsidiary by a controlling shareholder (M&A Guidelines, Section 1.4). Therefore, the purport of the M&A Guidelines applies to the Share Exchange as well. Accordingly, the Committee considered that the fairness of the Share Exchange should also be examined from the perspective of whether the following two principles set forth in the M&A Guidelines (M&A Guidelines, Section 2.3) have been satisfied:

① Enhancement of corporate value

② Securing the interests of general shareholders through fair procedures

In determining whether these principles are satisfied, the M&A Guidelines serve as a useful reference, and it is necessary to conduct a review from the perspectives adopted in the M&A Guidelines, namely: (i) ensuring a situation comparable to an arm’s-length transaction in the process of forming the transaction terms; and (ii) ensuring the opportunity for general shareholders to make an appropriate judgment based on sufficient information (M&A Guidelines, Section 2.4).

Furthermore, in specifically examining principle ② above, it is effective to review the adoption and operation of the measures taken up in the M&A Guidelines as fairness-ensuring measures (M&A Guidelines, Chapter 3) in this case, and then to check whether appropriate measures have been selected in light of the circumstances of this case.

However, in doing so, as the M&A Guidelines also point out (M&A Guidelines, Section 3.1.2), it is not necessary to adopt all of the measures discussed in the M&A Guidelines. Therefore, it is important to verify whether fairness-ensuring measures appropriate to the actual circumstances of this case have been adopted and properly operated.

In addition, the Committee reviewed the Matters for Consultation for the Share Exchange in light of the Acquisition Conduct Guidelines, which present principles and best practices that should be shared in the economic and social community toward the formation of fair rules regarding M&A, focusing primarily on the appropriate conduct of parties in connection with acquisitions that involve obtaining management control of listed companies.

The Acquisition Conduct Guidelines set forth as its First Principle the “Principle of Corporate Value and Common Interests of Shareholders,” stating that “[w]hether an acquisition is desirable should be determined based on whether it secures or enhances corporate value, and accordingly, the common interests of shareholders” (Acquisition Conduct Guidelines, Section 2.1).

With respect to transactions where shares are used as consideration, the Acquisition Conduct Guidelines state that “[w]here all or part of the acquisition consideration consists of shares, the shareholders who accept the offer will continue to hold the consideration shares after the acquisition. Therefore, not only the appropriateness of the transaction terms in terms of price (exchange ratio, etc.), but also whether the value of the corporate group after the acquisition (the value of the consideration shares) will improve over the medium to long term becomes an important criterion for judgment by shareholders. Accordingly, it becomes particularly important to provide information regarding measures for enhancing corporate value and the appropriateness of the consideration (information about the shares used as consideration and whether the market’s evaluation thereof is appropriate), and accountability for this purpose is required” (Acquisition Conduct Guidelines, Section 3.2.2).

Therefore, in the Committee’s review of the Share Exchange, it is considered necessary to examine the Share Exchange from both the perspectives of enhancing the Company’s corporate value and securing the common interests of shareholders, and also to examine whether appropriate information disclosure regarding the enhancement of the Company’s corporate value and the securing of the common interests of shareholders is being made.

(3) Organization and Method of Review of the Matters for Consultation in This Case

Based on the foregoing, organizing the Matters for Consultation for the Share Exchange, Consultation Matter 1 requests a review of whether the Share Exchange satisfies the requirement of enhancement of corporate value.

Consultation Matter 2 can be organized as requesting a review of whether the fairness of the share exchange ratio and other terms and conditions of the Share Exchange has been ensured, premised on the Share Exchange, and Consultation Matter 3 can be organized as requesting a review of whether the securing of general shareholders’ interests through fair procedures has been ensured, through a review of whether procedural fairness has been ensured in the Share Exchange.

On that basis, Consultation Matter 4 is considered to be a consultation matter intended to confirm whether the Share Exchange is fair to the general shareholders, taking into account items 1 through 3 above.

Accordingly, in the following discussion, Consultation Matter 1 is examined in Section 2 below, Consultation Matter 2 in Section 3 below, and Consultation Matter 3 in Section 4 below, and then, based on these examinations, Consultation Matter 4 is examined in Section 5 below.

2. Rationality of the Purpose of the Share Exchange (Related to Consultation Matter 1)

(1) Current Situation and Challenges of the Company

A. Overview of the Company’s Business

According to the Press Release and the hearings with the Company, the overview of the Company’s business is as follows.

The Company has set forth the vision of “realizing a smart society where people can live with peace of mind.” The products and services provided by the Company are designed to protect the businesses of mid-sized and small enterprises from various threats, but the Company’s true objective lies in protecting the “daily lives of people” beyond those enterprises. The Company aims to build a robust social infrastructure where everyone can take for granted and safely enjoy the benefits of ICT, by steadfastly supporting corporate endeavors behind the scenes through the products and services it provides.

The Company has adopted the mission of “delivering an easy-to-use and high-standard security platform to all mid-sized and small enterprises, and becoming a one-and-only entity that supports the safety and security of society,” and provides managed security services that undertake “24/365 WORK” for security measures, as well as network and endpoint security and integration services. For mid-sized and small enterprises, which constitute the vast majority of companies in Japan, increasingly sophisticated cybersecurity measures have become a significant burden in terms of cost and operation. The Company provides a security platform that anyone can “easily” adopt and that is of “high standard” through its technical capabilities and support structure. So that customers can focus on their core business, the Company absorbs complex technologies behind the scenes and continues to support societal safety, while refining its proprietary “in-house development × managed service” model to create unique value that cannot be replicated by other companies.

The Company provides network security deployment and operation management services based on its proprietary domestically developed products. Products offered through managed security services include the integrated internet security service using VSR, the data backup service (VDaP), the endpoint security service (Vario EDR), and the Vario Managed LAN/Wi-Fi service, among others. Integration services include the sale of VCR (Vario Communicate Router), a unified threat management (UTM) device for small and medium-sized enterprises, as well as the network integration service, which handles the procurement and deployment of network equipment.

The security services market in which the Company operates has been experiencing growing demand due to the diversification of cyberattack damages, as exemplified by recent ransomware incidents. In the security services market, enterprises that require advanced security measures but find it difficult to operate and manage such measures in-house have been increasingly outsourcing operations and monitoring to security vendors, leading to expanded service utilization. In this market environment, the internet security service business provides one-stop services ranging from the deployment of network security through management, operation, and maintenance, and employs a recurring revenue model that charges users a fixed monthly fee (including initial fees), possessing a business foundation that enables stable revenue generation. The Company plans to continue to enhance its services and products in response to changes in the security environment.

B. Recognition of Business Environment and Management Challenges

On the other hand, according to the Press Release and the hearings with the Company, the Company and HEROZ have recognized the business environment and management challenges of both companies as follows.

In the AIX business and the AI Security business operated by both companies, rapid technological innovation is progressing.

In the AIX business, with the rapid development of large language model (LLM) technology, the domains that generative AI can address have been expanding rapidly. Therefore, the HEROZ Group has adopted the group strategy “AI BPaaS” under the banner of “HEROZ 3.0,” aiming to go beyond being a mere SaaS tool provider and instead deliver value in the form of “Agentic Work,” where AI autonomously executes and optimizes entire business operations by fully leveraging generative AI and AI agents spanning multiple fields and domains. Specifically, the HEROZ Group is advancing the development of various AI agents through its HEROZ ASK business, aiming for the early realization of AI BPaaS.

Furthermore, in the AI Security business as well, due to the expansion of cloud service usage, changes in work styles, and increasingly sophisticated cyberattacks, security threats exist beyond the boundaries of external and internal environments. Under such circumstances, it has become an important strategy to expand business domains beyond managed security services that perform availability monitoring and equipment maintenance and operation, to include endpoint security services that detect security risks and eliminate threats, as well as backup services that protect and recover data. In particular, in the future development of the business, it is considered essential to provide services that realize “Agentic Work,” where AI autonomously executes and optimizes entire business operations by fully leveraging generative AI and AI agents spanning multiple fields and domains.

Since then, both companies have considered various collaboration measures in terms of sales, technology, and corporate functions, and have promoted some of these collaboration measures. However, under the circumstances of the parent-subsidiary listing, it has been necessary to proceed while constantly taking into account the conflicts of interest between both companies. As a result, the realization of specific synergies has been insufficient, including synergies on the business side envisioned by HEROZ, such as sales-related collaboration with HEROZ ASK operated by HEROZ, product development in new fields leveraging HEROZ’s AI technology, as well as cost-related synergies envisioned by both HEROZ and the Company, such as joint procurement and cost reductions through the establishment of a common governance platform.

C. The Committee’s Evaluation of the Company’s Recognition

The Committee finds that the Company’s explanation regarding the current recognition of the Company’s business environment as described in A and B above, as well as the business and management challenges of the Company and HEROZ, does not contradict the Company’s previous disclosures and is not inconsistent with objective facts. Furthermore, such explanation is consistent with the knowledge obtained from information regarding the Company’s business that the Committee members, who are outside directors of the Company, have recognized in their capacity as outside officers, and is recognized as being rational and based on objective grounds.

Therefore, while it is necessary to individually consider the risks and disadvantages associated with any specific measures, the adoption of measures (including but not limited to M&A) that contribute to resolving the aforementioned business environment and management challenges can be considered, as a general proposition, to contribute to the enhancement of the Company’s corporate value.

(2) Effect of the Share Exchange on Enhancing Corporate Value

A. Synergies of the Share Exchange

(A) Business Synergies of the Share Exchange

According to the hearings with the Company and HEROZ, as well as the Press Release, the synergies of the Share Exchange envisioned by the Company and HEROZ are as follows.

① Active Utilization of AI

HEROZ envisions, under a holding company with group strategic functions, undertaking full-scale collaboration including group-wide sales/proposal functions for customers of each group company, employee development through cross-business personnel exchanges of engineers and sales personnel, development of AI agents leveraging HEROZ’s knowledge and technical capabilities in AI, and utilization of financing capabilities and networks. HEROZ believes that by promoting these initiatives, it can create business synergies such as operational efficiency improvements through AI-powered automated responses in Variosecure’s services, and the development of new services leveraging HEROZ’s AI agent development technology. The Company also agrees that there is potential to maximize corporate value through the active utilization of AI.

② Utilization of Common Resources

HEROZ and Variosecure believe that, as the HEROZ Group, they can maximize synergy effects aimed at full-scale business growth of the AI Security business, through efficiency improvements in indirect departments by utilizing common infrastructure, promotion of core system renewal projects through coordination of information systems departments, and cost reductions through joint procurement of various IT tools.

(B) Other Synergies

Furthermore, according to the hearings with the Company and the Press Release, in addition to the business synergies of the Share Exchange described in (A) above, the Company believes that, following the Share Exchange, because the Company will become a wholly owned subsidiary of HEROZ and its listing will be abolished, the Share Exchange will lead to a reduction in the operational burden and costs associated with maintaining the Company’s listing, enabling the Company to focus on resolving its business and management challenges.

(C) Sub-conclusion

No particularly unreasonable points are found in the foregoing explanations, and the Committee also considers that, if the Company is able to enjoy the various synergy effects described above, this would lead to the resolution of the Company’s business and management challenges described in (1) above, and ultimately contribute to the enhancement of the Company’s medium- to long-term corporate value.

B. Superiority Compared to Other Alternatives

According to the hearings with the Company and HEROZ, as well as the Press Release, the Company considers HEROZ to be an optimal partner because HEROZ’s intention to pursue “active utilization of AI” is consistent with the trend of advancing digitalization and AI utilization, and is also aligned with the direction of the AIX business and AI Security business operated by HEROZ and the Company, and the Company endorses such intention, among other reasons. Accordingly, the Share Exchange is recognized as a transaction that is superior in comparison to other capital policies that could be considered, from the perspective of enhancing corporate value.

For the feasibility of selecting methods other than a share exchange in connection with the Share Exchange, please refer to Section 3(4) below.

C. Existence of Disadvantages of the Share Exchange

As a result of the Company’s delisting following the Share Exchange, as a general matter, the following potential disadvantages are envisioned: ① impact on the Company’s management autonomy, ② impact on the Company’s business partners, ③ impact on future financing methods, ④ impact on future talent recruitment, and ⑤ impact on the morale of existing employees, among others.

As a result of the Committee’s hearings with the Company and HEROZ, the Committee considers that the impact of each of the foregoing is limited, as described below.

① Narrowing of the Company’s Management Autonomy

Since the Company will become a wholly owned subsidiary of HEROZ following the Share Exchange, it cannot be denied that the Company’s management autonomy will be narrowed compared to the current situation.

However, according to the hearings with HEROZ, HEROZ believes that it will basically respect the Company’s autonomy even after the Share Exchange.

Furthermore, according to the hearings with HEROZ, the Company is expected to play a leading role within the HEROZ Group, particularly in the security field.

In light of the above, while it cannot be denied that the Company’s management autonomy will be narrowed after the Share Exchange, it is considered that the Company may conduct business operations with a certain degree of independence, primarily in the security field.

② Impact on the Company’s Business Partners

It cannot be denied that the delisting of the Company’s shares through the Share Exchange could reduce the Company’s brand recognition and social credibility, potentially affecting the Company’s relationships with its business partners.

However, the Company primarily conducts its transactions through agents, and has already built a certain level of trust with its agent business partners. Therefore, it is unlikely that existing business relationships will be significantly eroded due to the delisting. Furthermore, the Company’s organizational structure will not be immediately changed after the Share Exchange, and the Company will become one of the group companies of HEROZ, which is listed on the Standard Market of the Tokyo Stock Exchange. Accordingly, the social credibility of the Company is unlikely to decline immediately, and it is difficult to envision that the Share Exchange would cause such a significant impact on the Company’s business partners as to cause them to terminate their transactions with the Company. Therefore, the impact on the Company’s relationships with its business partners resulting from the delisting of the Company’s shares through the Share Exchange is not considered to be significant.

③ Impact on Future Financing Methods

Since the Company’s shares will be delisted through the Share Exchange, it cannot be denied that the Company will lose the benefits of diversified financing methods through equity financing that the Company currently enjoys as a listed company. However, according to the hearings with the Company, the Company will be able to raise funds by utilizing the group financing of the HEROZ Group as one of the HEROZ Group companies, and the disadvantage to financing resulting from the loss of equity financing methods is considered to be virtually nonexistent.

④ Impact on Future Talent Recruitment

Since the Company’s shares will be delisted through the Share Exchange, it cannot be denied that a decline in the Company’s brand recognition and social credibility could potentially impact the Company’s future talent recruitment. However, after the Share Exchange, the Company will become a subsidiary of HEROZ, which is listed on the Standard Market of the Tokyo Stock Exchange, and the Company’s brand recognition and social credibility are considered to be maintained to a certain extent as a member of the HEROZ Group. Therefore, the adverse impact on the Company’s talent recruitment is considered to be virtually nonexistent.

⑤ Impact on the Morale of Existing Employees

Since the Company’s shares will be delisted through the Share Exchange and the Company will become a subsidiary of HEROZ, it cannot be denied that there could be a potential impact on the morale of existing employees from the perspective of those who regard the Company’s independent business operations as a listed company as important. However, according to the hearings with the Company, no disadvantageous changes to the employment of employees of the Company and the Company’s subsidiaries are currently anticipated following the Share Exchange. Considering also that, after the Share Exchange, the Company’s employees will be engaged in their duties as a member of the HEROZ Group, which is listed on the Standard Market of the Tokyo Stock Exchange, the impact on the morale of existing employees is considered to be minor.

(3) Sub-conclusion

As described above, the business synergies of the Share Exchange envisioned by the Company and HEROZ include the active utilization of AI and the utilization of common resources, among others.

If the Company is able to realize each of the above synergies, this would lead to the resolution of the business and management challenges recognized by the Company, and ultimately contribute to the enhancement of the Company’s medium- to long-term corporate value.

Furthermore, at this time, no capital policy that could realistically be considered to enhance the Company’s corporate value in a manner comparable to the Share Exchange is identified, and HEROZ is also considered to be an appropriate partner for realizing the above business synergies. Therefore, the Share Exchange is considered to be a transaction that is superior in comparison to other capital policies that could be considered, from the perspective of enhancing the Company’s corporate value.

On the other hand, as a result of the Company’s delisting following the Share Exchange, potential impacts such as narrowing of the Company’s management autonomy, impact on the Company’s business partners, impact on future financing methods, weakening of compliance systems, impact on future talent recruitment, and impact on the morale of existing employees may be envisioned. However, considering that the Company will become one of the group companies of HEROZ, which is listed on the Standard Market of the Tokyo Stock Exchange, through the Share Exchange, the impact of each of these is considered to be limited.

Taking all of the above into comprehensive consideration, the Share Exchange will contribute to enhancing the corporate value of the Company, and the purpose of the Share Exchange is recognized as rational.

3. Fairness of Transaction Terms of the Share Exchange (Related to Consultation Matter 2)

Consultation Matter 2 requests a review of whether the securing of general shareholders’ interests through fair procedures has been ensured, through a review of whether the fairness of the share exchange ratio and other terms and conditions of the Share Exchange has been ensured, premised on the Share Exchange.

The Acquisition Conduct Guidelines indicate that, where the board of directors has decided on a policy to accept an acquisition, it should negotiate in good faith with the aim of achieving ① the acquisition being carried out on transaction terms that are as favorable as possible for shareholders, through the improvement of transaction terms (Acquisition Conduct Guidelines, Section 3.2.3). The M&A Guidelines also state that, in examining the appropriateness of the terms and conditions in an M&A transaction, it is important to: ensure a situation in which reasonable efforts are made, in the process of negotiation and discussion with the acquirer regarding the transaction terms, to achieve the M&A on terms that are as favorable as possible for general shareholders while enhancing corporate value (which can be organized as having the same purport as ① above); ② confirm the content of the share valuation, which serves as an important basis for assessing the appropriateness of the transaction terms, as well as the reasonableness of the financial projections and assumptions underlying such valuation; and ③ examine not only the level of the acquisition consideration but also the appropriateness of the method of acquisition and the type of acquisition consideration (M&A Guidelines, Section 3.2.2).

Furthermore, the M&A Guidelines state, as the specific content of ② above, that it is desirable to examine, in addition to the share valuation results by an independent third-party valuation institution with expertise, the positioning and feasibility of the business plan underlying the valuation, the characteristics of the valuation methods used, the level of premiums generally granted in similar M&A transactions, the value that could be realized without conducting the relevant M&A, and the expected corporate value increase effects from the relevant M&A (M&A Guidelines, Section 3.3.2.1B). Similarly, the M&A Guidelines state, as the specific content of ③ above, that it is desirable to examine the existence and content of alternative transactions (M&A Guidelines, Section 3.3.2.1B).

Accordingly, the Committee also conducted its review of the fairness of the terms and conditions of the Share Exchange through the confirmation and examination of ①, ②, and ③ above, taking into account the points raised in the Acquisition Conduct Guidelines and the M&A Guidelines.

(1) Negotiation Process for Transaction Terms Relating to the Share Exchange Ratio in the Share Exchange

A. Negotiation Policy and Target Levels

First, as a premise for recognizing that ① above, namely “the acquisition being carried out on transaction terms that are as favorable as possible for shareholders,” is satisfied in the Share Exchange, the Committee confirms in Section 4 below, through its review of Consultation Matter 3, that procedural fairness, which is an element supporting such inference, is recognized.

Furthermore, the specific negotiation status regarding the terms and conditions of the Share Exchange, including the Share Exchange Ratio, was conducted with the Company receiving advice from the Company FA and opinions and instructions from the Committee, as described below.

First, regarding the series of negotiation developments relating to the Share Exchange Ratio, in the Share Exchange, detailed explanations were provided to the Committee by the Company FA and the Company at every committee meeting from the 39th Committee meeting onward (and by email on an ad hoc basis between committee meeting dates).

Each time such explanations were provided, the Committee expressed its views on whether to accept or reject the proposals for the Share Exchange Ratio from HEROZ. In addition, the Committee also expressed its views on what counterproposals should be presented and the rationale therefor in cases where the proposals from HEROZ were rejected and the Company’s side instead made ratio proposals.

Specifically, when the Company was to communicate with HEROZ regarding the Share Exchange Ratio, the Committee reviewed the content thereof in advance and confirmed that it accurately reflected the direction of discussions at the Committee. As such, the Committee’s opinions in the negotiation process were not merely limited to expressing views on a desirable Share Exchange Ratio, but also extended to expressing opinions and requests on specific points such as the negotiation strategy and the manner of responding to HEROZ.

B. Progress of Negotiations and Key Issues

The Company engaged in multiple rounds of negotiations with HEROZ regarding the Share Exchange Ratio from March 9, 2026 onward. The specific progress of the negotiations was as follows.

① Initial Proposal

The Company received a proposal from HEROZ, dated March 9, 2026, to set the Share Exchange Ratio at 1:0.70 (allocating and delivering 0.70 HEROZ shares for each one share of the Company). In response, the Committee expressed the opinion that the proposal was at a level that could not be judged as fair to the general shareholders of the Company, for the following reasons:

The proposed ratio was below the share exchange ratio calculated based on the share value valuations of the Company and HEROZ derived from the closing price of the Company’s shares on March 11, 2026, and the simple averages of closing prices for the one-month, three-month, and six-month periods up to that date.

Although the proposal was stated to have taken into consideration “cases judged to be similar among past cases of joint share transfers between listed companies,” the Share Exchange is a transaction with a structural conflict of interest in which HEROZ, a listed company, is making a listed subsidiary, the Company, into a wholly owned subsidiary. Therefore, it is not appropriate to refer to cases of joint share transfers, including integrations between listed companies without a capital relationship, when examining the existence and level of any premium to be applied to the share exchange ratio in the Share Exchange.

In response, the Company, by means of a letter dated March 17, 2026, issued jointly by the Company and the Committee, requested HEROZ to substantially increase the Share Exchange Ratio.

② Second Proposal

The Company received a proposal from HEROZ, dated March 19, 2026, to set the Share Exchange Ratio at 1:0.78 (allocating and delivering 0.78 HEROZ shares for each one share of the Company). In response, the Committee expressed the opinion that the proposal was at a level that could not be judged as fair to the general shareholders of the Company, for the following reasons:

The proposed ratio was below the share exchange ratio calculated based on the share value valuations of the Company and HEROZ derived from the closing price of the Company’s shares on March 19, 2026, and the simple averages of closing prices for the one-month, three-month, and six-month periods up to that date.

Continuing from the initial proposal, although the proposal was stated to have taken into consideration “cases judged to be similar among past cases of joint share transfers between listed companies,” the Share Exchange is a transaction with a structural conflict of interest in which HEROZ, a listed company, is making a listed subsidiary, the Company, into a wholly owned subsidiary. Therefore, it is not appropriate to refer to cases of joint share transfers, including integrations between listed companies without a capital relationship, when examining the existence and level of any premium to be applied to the share exchange ratio in the Share Exchange.

In response, the Company, by means of a letter dated March 24, 2026, issued jointly by the Company and the Committee, again requested HEROZ to substantially increase the Share Exchange Ratio.

③ Third Proposal

The Company received a proposal from HEROZ, dated March 31, 2026, to set the Share Exchange Ratio at 1:0.87 (allocating and delivering 0.87 HEROZ shares for each one share of the Company). In response, the Committee expressed the opinion that the proposal was at a level that could not be judged as fair to the general shareholders of the Company, for the following reasons:

The proposed ratio was below the share exchange ratio calculated based on the share value valuations of the Company and HEROZ derived from the simple averages of closing prices for the one-month and three-month periods up to March 31, 2026, and represented a level at which virtually no premium was applied relative to the share exchange ratio calculated based on the share value valuations of the Company and HEROZ derived from the closing price on that date and the simple average of closing prices for the six-month period up to that date.

Continuing from the initial proposal, although the proposal was stated to have taken into consideration “cases judged to be similar among past cases of joint share transfers between listed companies,” the Share Exchange is a transaction with a structural conflict of interest in which HEROZ, a listed company, is making a listed subsidiary, the Company, into a wholly owned subsidiary. Therefore, it is not appropriate to refer to cases of joint share transfers, including integrations between listed companies without a capital relationship, when examining the existence and level of any premium to be applied to the share exchange ratio in the Share Exchange.

In response, the Company, by means of a letter dated April 2, 2026, issued jointly by the Company and the Committee, again requested HEROZ to substantially increase the Share Exchange Ratio.

④ Fourth Proposal

The Company received a proposal from HEROZ, dated April 6, 2026, to set the Share Exchange Ratio at 1:0.90 (allocating and delivering 0.90 HEROZ shares for each one share of the Company). In response, the Committee expressed the opinion that the proposal was at a level that could not be judged as fair to the general shareholders of the Company, for the following reasons:

The proposed ratio represented only a very marginal premium relative to the share exchange ratio calculated based on the share value valuations of the Company and HEROZ derived from the closing price of the Company’s shares on April 6, 2026, and the simple averages of closing prices for the one-month and six-month periods up to that date, while no premium was applied relative to the share exchange ratio calculated based on the share value valuations of the Company and HEROZ derived from the simple average of closing prices for the three-month period up to that date.

The proposed ratio represented an extremely marginal premium in comparison with other share exchange cases between listed companies, and was not at an appropriate level relative to comparable precedent transactions.

In response, the Company, by means of a letter dated April 8, 2026, issued jointly by the Company and the Committee, requested HEROZ to increase the Share Exchange Ratio.

⑤ Fifth Proposal

The Company received a proposal from HEROZ, dated April 8, 2026, to set the Share Exchange Ratio at 1:0.94 (allocating and delivering 0.94 HEROZ shares for each one share of the Company). In response, the Committee expressed the opinion that it would be desirable to seek a further increase in the Share Exchange Ratio in order to maximize the interests of the Company’s general shareholders, for the following reasons:

The share exchange ratio in the fifth proposal had not reached the premium levels in other similar share exchange cases between listed companies, and was not at an appropriate level relative to comparable precedent transactions.

In light of the accretive effect of the Share Exchange on HEROZ’s earnings per share (EPS), a further increase in the share exchange ratio would not necessarily impair the interests of HEROZ’s shareholders.

In response, the Company, by means of a letter dated April 9, 2026, issued jointly by the Company and the Committee, requested HEROZ to increase the Share Exchange Ratio.

⑥ Sixth Proposal

The Company received a communication from HEROZ, dated April 10, 2026, maintaining the proposal to set the Share Exchange Ratio at 1:0.94 (allocating and delivering 0.94 HEROZ shares for each one share of the Company). In response, the Committee expressed the opinion that the proposal was at a level that could not be judged as fair to the general shareholders of the Company, for the following reasons:

The share exchange ratio in the sixth proposal had not reached the premium levels in other similar share exchange cases between listed companies, and was not at an appropriate level relative to comparable precedent transactions.

In calculating the share exchange ratio, the fact that the Share Exchange is a transaction with a structural conflict of interest in which HEROZ is making its listed subsidiary, the Company, into a wholly owned subsidiary, and that the transaction is one that should be examined with particular caution from the perspective of the interests of the Company’s general shareholders (i.e., a type of transaction in which an appropriate premium should be applied to the share exchange ratio), is one of the matters that should be given the greatest weight.

In response, the Company, by means of a letter dated April 11, 2026, issued jointly by the Company and the Committee, communicated to HEROZ that the Committee considers that it would be able to submit a favorable Written Report with respect to the Share Exchange if it received a proposal to set the share exchange ratio at one HEROZ share for each one share of the Company (HEROZ shares : Company shares = 1:1).

⑦ Seventh Proposal

The Company received a proposal from HEROZ, dated April 11, 2026, to set the Share Exchange Ratio at 1:0.99 (allocating and delivering 0.99 HEROZ shares for each one share of the Company). In response, the Committee expressed the opinion that, taking into comprehensive consideration the fact that the share exchange ratio in the seventh proposal includes a certain premium relative to the market share price ratios calculated from the share values of the Company and HEROZ derived from the closing price on April 13, 2026, and the simple averages of closing prices for the one-month, three-month, and six-month periods up to that date, and that the ratio exceeds the median of the valuation range under the discounted cash flow method (hereinafter referred to as the “DCF Method”) in the Company FA’s valuation results, among other factors, the Share Exchange Ratio is recognized as reasonable and as having given due consideration to the interests of the Company’s general shareholders.

In response, the Company, through the Company FA, communicated to HEROZ its preliminary acceptance of the seventh proposal (provided that the final decision would be resolved at the meeting of the Company’s board of directors scheduled to be held on April 14, 2026).

C. Evaluation of the Negotiation Process

The negotiations on the Share Exchange Ratio were conducted through a process whereby the Company responded to HEROZ based on the opinions expressed by the Committee regarding whether to accept or reject the Share Exchange Ratio proposals from HEROZ and the content of counterproposals.

Through such process, the Committee rejected proposals for the Share Exchange Ratio from HEROZ on multiple occasions, and as a result of successive increases, the Share Exchange Ratio was finalized when the Committee ultimately approved setting the Share Exchange Ratio at HEROZ shares : Company shares = 1:0.99. This share exchange ratio, when compared to the initially proposed share exchange ratio of HEROZ shares : Company shares = 1:0.70 presented by HEROZ, represents an increase of approximately 41.4% in the share exchange ratio for the benefit of the general shareholders of the Company.

As described above, the Committee was proactively involved in the negotiations on the Share Exchange Ratio based on the authority granted to it. The course of negotiations demonstrates that negotiations were conducted with the aim of achieving the acquisition on transaction terms that are as favorable as possible for shareholders.

Based on the foregoing, it can be evaluated that, in the process of negotiation and discussion with HEROZ regarding the transaction terms of the Share Exchange, a situation was ensured in which reasonable efforts were made to achieve the M&A on terms that are as favorable as possible for shareholders while enhancing corporate value.

(2) The Share Exchange Ratio

In the Share Exchange, the ratio of HEROZ ordinary shares to be allocated for each one ordinary share(s) of the Company is 0.99 share(s).

A. Valuation Results

The Company FA Valuation Results by the Company FA are as follows.

Valuation Method	Valuation Results of Share Exchange Ratio
Market Share Price Average Method	0.87 to 0.89
Discounted Cash Flow Method	0.72 to 1.10

B. Valuation Methods

According to the Company FA, since both the Company and HEROZ are listed on the Standard Market of the Tokyo Stock Exchange and market share prices exist for each of the Company and HEROZ, the market share price average method was adopted. Furthermore, in order to reflect the status of future business activities of both the Company and HEROZ in the valuation, the discounted cash flow method (hereinafter referred to as the “DCF Method”) was adopted.

Each of the above valuation methods is commonly used for the valuation of share value of listed companies, and no unreasonable points are found in the selection of valuation methods.

(A) Market Share Price Average Method

The Company FA analyzed the share prices based on the average share price (simple average of closing prices) during the most recent one-month period from March 14, 2026 to the valuation reference date, the average share price (simple average of closing prices) during the most recent three-month period from January 14, 2026 to the valuation reference date, and the average share price (simple average of closing prices) during the most recent six-month period from October 14, 2025 to the valuation reference date, on the Standard Market of the Tokyo Stock Exchange, using April 13, 2026, the day immediately preceding the announcement date of the Share Exchange, as the valuation reference date. Such valuation method is based on the generally accepted approach to share price valuation under the market share price average method in the context of corporate acquisitions.

Furthermore, with respect to valuations under the market share price average method, the reasonableness thereof becomes an issue in cases where market share prices are unduly distorted due to exceptional factors. In the Share Exchange, no facts were identified indicating that the Company or HEROZ intentionally attempted to manipulate the market share prices to facilitate the consummation of the Share Exchange, and no particular circumstances were found that would warrant a finding that the market share prices of the Company or HEROZ were unduly distorted. Based on the foregoing, the valuation by the Company FA based on the market share price method is considered to be reasonable.

(B) DCF Method

In calculating the free cash flows, the Company FA used financial projections based on the business plan prepared by the Company (for the fiscal years ending February 2027 through February 2029) for the Company, and financial projections based on the business plan prepared by HEROZ (for the fiscal years ending April 2026 through April 2029) for HEROZ. Therefore, for such valuation to have reasonableness, it is important that the business plans underlying the valuation were appropriately prepared. According to the Company FA, the financial projections of HEROZ used by the Company FA in its valuation under the DCF Method include fiscal years in which significant increases in profits are expected. Specifically, due to the expansion of existing service offerings centered on the AIX business and the improvement in profitability accompanying the advancement of management efficiency across the group as a whole, among other factors, HEROZ expects continued significant increases in revenue, operating profit, and EBITDA in each of the fiscal years ending April 2027, April 2028, and April 2029. In addition, with respect to free cash flow, although increases in capital expenditures and working capital associated with business expansion are expected, the aforementioned profit growth is expected to significantly exceed such increases, and accordingly, HEROZ expects continued significant increases in free cash flow during the same period (the fiscal years ending April 2027, April 2028, and April 2029).

In addition, according to the Company FA, the financial projections of the Company used as the basis for the Company FA’s valuation under the DCF Method include fiscal years in which significant increases in profits are expected. Specifically, due to the realization of the effects of upfront investments in new service development, strengthening of the sales structure, and other initiatives implemented through the previous fiscal year, as well as the expansion of sales of the services provided, among other factors, the Company expects significant increases in operating profit and EBITDA in the fiscal year ending February 2028. In addition, with respect to free cash flow, due to a decrease in capital expenditure as capital expenditures relating to new services and other items run their course, among other factors, the Company expects a significant increase in free cash flow in the fiscal year ending February 2029.

In this regard, the Committee confirmed the process of preparation of the Company’s business plan through hearings with the Company and other means, and found that no HEROZ-related parties were involved in the preparation process, and no particularly unreasonable points were found in the process of preparation of the business plan. Furthermore, the Committee received an explanation from the Company regarding the content confirmed in the Company’s business plan, and no particularly unreasonable points were found in such explanation (including the fact that the financial projections include fiscal years in which significant increases in profits are expected).

In addition, regarding HEROZ’s business plan, the Committee confirmed the process of preparation through hearings with HEROZ and other means, and found that no Company-related parties were involved in the preparation process, and no particularly unreasonable points were found in the process of preparation of the business plan. Furthermore, in connection with HEROZ’s business plan, the Company conducted due diligence on HEROZ through the Company’s advisors and others regarding financial, tax, and legal matters, and confirmed that there were no events that would have a material adverse effect on HEROZ’s corporate value other than publicly available information.

On that basis, the Committee received explanations from the Company FA regarding the key assumptions in the DCF Method (including the method of calculating the terminal value, discount rate, the fact that the financial projections include fiscal years in which significant increases in profits are expected, etc.) and conducted a question-and-answer session with the Company FA. As a result, no particularly unreasonable points were found in the valuation process, and the valuation by the Company FA based on the DCF Method is considered to have a certain degree of reasonableness.

C. Review of the Share Exchange Ratio Based on the Company FA Valuation Results

As described above, a certain degree of reasonableness is recognized in the Company FA Valuation Results by the Company FA. The Share Exchange Ratio exceeds the upper limit of the valuation range under the market share price method among the Company FA Valuation Results, and falls within the valuation range under the DCF Method and exceeds its median, and can be evaluated as being at a reasonable level in light of the Company FA Valuation Results.

In addition, the Committee obtained the Fairness Opinion dated April 13, 2026 from the Company FA, stating that the Share Exchange Ratio is considered to be fair from a financial point of view to the shareholders of the Company who hold shares of the Company other than those held by HEROZ, the Company’s parent company, its affiliates, and shares held as treasury shares by the Company. Such fact can also be evaluated as supporting the fairness of the Share Exchange Ratio (M&A Guidelines, Section 3.3.2.2).

(3) Review of Premium

Regarding the premium of the Share Exchange Ratio, the extent to which the value obtained by multiplying the closing price of HEROZ shares on the Tokyo Stock Exchange up to April 13, 2026 (hereinafter referred to as the “Reference Date”) by the Share Exchange Ratio represents a premium compared to the closing price of the Company’s shares during the same period is as set forth in the table below.

Reference Value	Premium Level
Closing price on the Reference Date	11.20%
Average share price for the past one month from the Reference Date (simple average of closing prices)	13.99%
Average share price for the past three months from the Reference Date (simple average of closing prices)	10.62%
Average share price for the past six months from the Reference Date (simple average of closing prices)	13.24%

As the M&A Guidelines also point out, regardless of whether the transaction is a tender offer or a share exchange, it is not possible to establish a definitive or objective standard for what level of premium over the share price is appropriate for M&A transactions in general (M&A Guidelines, Section 2.2.2).

Therefore, the Committee also cannot establish a general standard as to what level of premium would make the Share Exchange Ratio appropriate or, conversely, inappropriate.

However, the fact that the premium level is at a level comparable to similar cases is generally considered to be one piece of evidence supporting the appropriateness and fairness of the terms and conditions.

Accordingly, the Committee requested the Company FA to provide data regarding the level of premiums in cases of making companies into wholly owned subsidiaries through share exchanges similar to the Share Exchange, among share exchange transactions conducted after the publication of the M&A Guidelines.

Based on the data provided, the median premium levels in cases of making companies into wholly owned subsidiaries through share exchanges similar to the Share Exchange2 are as set forth in the table below.

Reference Value	Median
Closing price on the Reference Date	15.11%
Average closing price for the past one month from the Reference Date	16.87%
Average closing price for the past three months from the Reference Date	17.06%
Average closing price for the past six months from the Reference Date	16.37%

[2]

According to the Company FA, the extraction criteria for cases of making companies into wholly owned subsidiaries through share exchanges similar to the Share Exchange are: (i) cases from the date of publication of the M&A Guidelines through March 31, 2026; (ii) cases that are not those in which a press release regarding a share exchange agreement was disclosed after the transaction had been publicly announced through a basic agreement or similar document; (iii) cases that are not those in which the wholly owned subsidiary in the share exchange had recorded operating losses for two consecutive fiscal years in its financial results and the text of the press release stated that the transaction was for the purpose of financial restructuring support; and (iv) cases that are not those in which, at the time of the announcement of the transaction, special circumstances that could affect the share price were identified, such as the shares of the wholly owned subsidiary in the share exchange being designated as a security on alert by the Tokyo Stock Exchange.

As described above, the Share Exchange Ratio includes premiums exceeding 10% relative to each of the market share price ratios calculated from the share values of the Company and HEROZ derived from the closing price on the Reference Date and the simple averages of closing prices for the one-month, three-month, and six-month periods up to the Reference Date, and can be evaluated as being at a reasonable level in light of the premium levels in cases of making companies into wholly owned subsidiaries through share exchanges similar to the Share Exchange.

(4) Appropriateness of Scheme (Method of Implementation and Type of Consideration)

As for the scheme of the Share Exchange, the method of a share exchange has been adopted, with HEROZ ordinary shares as the consideration for the Share Exchange, and the method of a tender offer has not been adopted.

In this regard:

① Compared to a tender offer, a share exchange has the advantage that, through the Share Exchange, HEROZ shares are delivered to the Company’s shareholders, and the Company’s shareholders will hold HEROZ shares. This provides the Company’s shareholders with the opportunity to enjoy the synergy effects expected through the execution of various measures envisioned in the Share Exchange, the business development and revenue expansion of the HEROZ Group resulting from such synergy effects, and the consequent increase in the share price of HEROZ shares.

② While a tender offer provides shareholders with an opportunity for cash conversion, there may also be a certain number of shareholders who wish to continue holding HEROZ shares to enjoy the increase in HEROZ’s share price and dividends resulting from synergy effects, or shareholders who do not wish for immediate cash conversion due to considerations such as taxation on capital gains, among other reasons. In contrast, a share exchange can provide such shareholders with the option of continued holding of HEROZ shares.

③ Furthermore, even for shareholders who wish to convert to cash, although there may be a slight difference in the timing of cash conversion, considering the liquidity of HEROZ shares, cash conversion is possible after the Share Exchange, and the opportunity for shareholders who wish to convert to cash is substantially ensured.

④ As methods for making a company a wholly owned subsidiary, both the method of a tender offer followed by a squeeze-out and the method of a share exchange are widely used. Neither method is more desirable than the other, and they are value-neutral.

Based on the foregoing, the adoption of the share exchange method in the Share Exchange cannot be said to be unreasonable for the Company’s shareholders.

(5) Sub-conclusion

As described above, the Share Exchange Ratio was negotiated while receiving the opinions and instructions of the Committee at important junctures such as the proposal and determination of the Share Exchange Ratio, with fairness-ensuring measures in place as confirmed by the Committee through its review of Consultation Matter 3 in Section 4 below. Therefore, the negotiation process regarding the terms and conditions of the Share Exchange is recognized to have ensured, under fair procedures, a situation in which reasonable efforts were made to achieve the Share Exchange on terms that are as favorable as possible for general shareholders while enhancing corporate value.

Furthermore, the Share Exchange Ratio exceeds the upper limit of the valuation range under the market share price method among the Company FA Valuation Results, and falls within the valuation range under the DCF Method and exceeds its median, and can be said to be at a reasonable level in light of the Company FA Valuation Results. In addition, the Committee obtained the Fairness Opinion from the Company FA, stating that the Share Exchange Ratio is considered to be fair from a financial point of view to the shareholders of the Company who hold shares of the Company other than those held by HEROZ, the Company’s parent company, its affiliates, and shares held as treasury shares by the Company. Such fact can also be evaluated as supporting the fairness of the Share Exchange Ratio. Moreover, the Share Exchange Ratio can be evaluated as being at a reasonable level in light of the premium levels in cases of making companies into wholly owned subsidiaries through share exchanges similar to the Share Exchange.

Furthermore, with respect to adopting the share exchange method as the scheme for the Share Exchange, considering that it is a method that can provide the general shareholders of the Company with the opportunity to economically enjoy the enhancement of corporate value through the synergies of the Share Exchange, among other factors, as compared with other conceivable methods, reasonableness is recognized.

Taking all of the above into comprehensive consideration, it is recognized that the fairness of the transaction terms of the Share Exchange (including the share exchange ratio in the Share Exchange) has been ensured.

4. Fairness of Procedures for the Share Exchange (Related to Consultation Matter 3)

Consultation Matter 3 requests a review of whether the securing of general shareholders’ interests through fair procedures has been ensured, through a review of whether procedural fairness has been ensured in the Share Exchange.

(1) Establishment of the Special Committee

In reviewing the Share Exchange, the Company has established the Committee as part of its fairness-ensuring measures, from the perspectives of eliminating arbitrariness in the Company’s decision-making process and avoiding conflicts of interest. As described below, the Committee possesses independence and practical measures to enhance the effectiveness of the special committee have been adopted, and the Committee has examined and rendered its judgment on the merits of the Share Exchange, the appropriateness of the transaction terms, and the fairness of the procedures, from the standpoint of enhancing the Company’s corporate value and protecting the interests of general shareholders.

A. Timing of Establishment

In light of the role expected of a special committee, it is desirable to establish the special committee as promptly as possible when the target company receives an acquisition proposal from the acquirer (M&A Guidelines, Section 3.2.4.1). In this regard, the Company received a proposal from HEROZ regarding the Share Exchange on October 31, 2024, and resolved to establish the Committee at the meeting of its board of directors held on November 15, 2024, prior to entering into specific negotiations regarding the terms and conditions of the Share Exchange, including the Share Exchange Ratio. No unreasonable points are found with respect to the timing of the establishment of the Committee.

B. Committee Composition and Independence

Persons who serve as members of a special committee are required to have (i) independence from the acquirer and (ii) independence from the outcome of the relevant M&A transaction (M&A Guidelines, Section 3.2.4.2). In this regard, the Committee is composed of three outside directors of the Company who also serve as members of the Audit and Supervisory Committee, whose independence from HEROZ and independence from the Share Exchange have been ensured. Furthermore, in light of the fact that the remuneration of the Committee members does not include any so-called success fee, among other factors, it is considered that sufficient independence of each Committee member is recognized.

C. Approval of the Company’s External Advisors

At the Committee meeting held on June 30, 2025, the Committee confirmed, through hearings with the Company FA and Anderson Mōri & Tomotsune (hereinafter referred to as the “Company LA”), the legal advisor selected by the Company, that neither had any issues regarding independence, and approved each of them as an advisor to the Company.

On that basis, the Committee confirmed that it would also be able to receive specialized advice from the Company FA and the Company LA as needed, and decided not to appoint its own external advisors. The Committee received explanations from the Company FA regarding the Company FA Valuation Results and conducted question-and-answer sessions, and also received legal advice from the Company LA regarding the methods and processes of the board of directors’ decision-making, including the various procedures for the Share Exchange (M&A Guidelines, Section 3.2.4.5).

D. The Committee’s Involvement in Negotiations

When the Company discussed the Share Exchange Ratio with HEROZ, it sought confirmation from the Committee either in advance or promptly thereafter. Through this process, it is recognized that the Committee received timely reports on the negotiation status, expressed its opinions at important junctures, and provided instructions and requests, thereby ensuring a situation in which it could substantially influence the negotiation process regarding the transaction terms. Furthermore, in the supplementary resolution adopted when the Company’s board of directors resolved to refer the matters for consultation to the Committee, it was determined that the Company’s board of directors would not approve the Share Exchange if the Committee judged the terms and conditions of the Share Exchange to be inappropriate (M&A Guidelines, Section 3.2.4.4).

E. Acquisition of Information

The Committee obtained important information regarding the disclosure documents planned in connection with the Share Exchange and the anticipated synergies, and further conducted hearings with the relevant parties to carry out detailed confirmations regarding the Share Exchange, and conducted its review and rendered its judgment based on these (M&A Guidelines, Section 3.2.4.6).

In light of the above circumstances regarding the establishment and operation of the special committee, the Committee is recognized as functioning effectively as a fairness-ensuring measure.

(2) Obtaining Specialized Advice from External Experts by the Company

A. Obtaining Advice from Legal Advisor

From the perspective of ensuring the fairness of the Share Exchange, the Company appointed the Company LA, which is independent of both the Company and HEROZ, as its legal advisor, and received advice from a legal perspective on the methods and processes of the board of directors’ decision-making, including the various procedures for the Share Exchange. With respect to the independence of the Company LA, the Committee directly conducted hearings with the Company LA and confirmed that the Company LA does not constitute a related party of either HEROZ or the Company and does not have any material interest in the Share Exchange. Furthermore, the Committee confirmed with the Company LA that its remuneration is on a time-charge basis and does not include any success fee.

B. Obtaining Share Exchange Ratio Valuation Report from Third-Party Valuation Institution

In order to ensure the fairness of the Share Exchange Ratio, the Company’s board of directors obtained a valuation report on the share exchange ratio from the Company FA, an independent third-party valuation institution. In such valuation, as described in Section 3 above, multiple valuation methods were utilized, and care was taken to prevent any arbitrary determination of the ratio.

In addition, no facts were found indicating any arbitrary conduct by the Company’s officers or employees in the preparation of the Company’s business plan, which served as the basis for the valuation, and no circumstances raising doubts about fairness in the valuation process were found.

With respect to the independence of the Company FA, the Committee directly conducted hearings with the Company FA and confirmed that the Company FA does not constitute a related party of either HEROZ or the Company and does not have any material interest in the Share Exchange. Furthermore, although the Company FA’s remuneration includes a success fee component, in light of the fact that this is a common practice in transactions of a similar nature, the Committee determined that the Company FA’s independence is recognized notwithstanding such fee structure.

C. Obtaining the Fairness Opinion

In order to ensure the fairness of the Share Exchange Ratio, the Company’s board of directors obtained the Fairness Opinion from the Company FA, to the effect that the Share Exchange Ratio is considered to be fair from a financial point of view to the shareholders of the Company who hold shares of the Company other than those held by HEROZ, the Company’s parent company, its affiliates, and shares held as treasury shares by the Company.

A fairness opinion differs from a share exchange ratio valuation report in that the third-party valuation institution serves as the opinion-forming body and the subject of the opinion is the fairness to the general shareholders of the target company of the specific transaction terms agreed upon between the parties. As such, it can serve as more direct and significant reference information regarding the value of the target company, and is recognized as having a potentially more effective function in addressing the structural conflict of interest issues and information asymmetry issues in the process of forming transaction terms (M&A Guidelines, Section 3.3.2.2).

Furthermore, the M&A Guidelines state that where a fairness opinion is obtained from a third-party valuation institution possessing (i) independence and neutrality, (ii) a careful issuance process, (iii) a high level of expertise and track record, and (iv) reputation, such should be positively evaluated as a fairness-ensuring measure (M&A Guidelines, Section 3.3.2.2 B)).

With respect to the independence of the Company FA, as described above, the Committee determined through hearings with the Company FA that requirement (i), independence, is satisfied.

In addition, the Committee confirmed through hearings with the Company FA that requirements (ii) through (iv) are also satisfied.

Therefore, the Committee considers that the Fairness Opinion can be positively evaluated as a fairness-ensuring measure.

Based on the foregoing, it can be said that the Company has gone through a careful review and decision-making process regarding the fairness of the procedures and the appropriateness of the transaction terms for the Share Exchange, after obtaining specialized advice from external experts (M&A Guidelines, Section 3.3).

(3) Decision-Making Process of the Company

According to the Press Release, among the seven directors of the Company, Mr. Takahiro Hayashi, Mr. Keiichi Iguchi, and Mr. Hiroya Mori concurrently serve as directors of HEROZ. In this regard, given that the Company is a subsidiary of HEROZ and the Share Exchange constitutes a transaction in which structural conflict of interest issues and information asymmetry issues typically exist, from the perspective of eliminating the possibility that the deliberation and resolution at the Company’s board of directors may be affected by such issues, the three directors mentioned above are scheduled not to participate in the deliberation and resolution regarding the Share Exchange at the meeting of the Company’s board of directors scheduled to be held on April 14, 2026. Furthermore, these three directors have not been involved in any discussions or negotiations with HEROZ regarding the Share Exchange from the standpoint of the Company.

Furthermore, the resolution at the Company’s board of directors is expected to be adopted by unanimous approval of all directors of the Company (M&A Guidelines, Section 3.2.5). It is stated that where, in the board of directors resolution determining whether to approve or reject the M&A, unanimous approval of all directors, excluding those with material interests in the relevant M&A, and an opinion of no objection from all auditors are obtained, this constitutes one of the circumstances indicating that the fairness-ensuring measures functioned effectively in the relevant M&A (M&A Guidelines, page 28, footnote 46).

Furthermore, the Company has established a structure in the process of discussions, reviews, and negotiations relating to the Share Exchange that does not include persons who concurrently serve as officers or employees of HEROZ, or persons who have been transferred or seconded from HEROZ, and no facts have been found suggesting that HEROZ or other persons with special interests in the Share Exchange exerted undue influence on the Company.

Based on the foregoing, no points raising doubts about fairness are found with respect to the decision-making process of the Company.

(4) Market Check

In the Share Exchange, no so-called active market check has been conducted.

However, the M&A Guidelines state that where the acquirer is a controlling shareholder, a market check has limited function as a fairness-ensuring measure in the first place, and there are often few reasons to conduct one. However, there may exceptionally be cases where a market check could function, and therefore it is desirable for the special committee to confirm, as a precaution, whether such exceptional circumstances exist. The M&A Guidelines further identify, as such exceptional circumstances, specifically: (i) cases where the proportion of voting rights held by the controlling shareholder is low; (ii) cases where there is a possibility that the controlling shareholder would agree to sell in the event of a highly attractive competing proposal; and (iii) cases where the controlling shareholder intends to acquire the subsidiary but subsequently plans to sell all or part of it (M&A Guidelines, Section 3.4.3.2).

First, in this case, HEROZ, as the controlling shareholder of the Company, holds a 42.8% ownership interest in the Company’s shares, which approaches half. Therefore, this case does not fall under circumstance (i) above. Furthermore, as a premise for HEROZ’s proposal of the Share Exchange, circumstance (ii) has been denied. Moreover, circumstance (iii) is not envisioned in the scheme of this transaction.

Based on the foregoing, the Committee determined that there are no exceptional circumstances warranting an active market check in this case.

In addition, a market check is not limited to a so-called active market check. There is also a so-called indirect market check, whereby the M&A is conducted after publicly disclosing the facts relating to the M&A and establishing an environment in which other potential acquirers can make competing proposals after such disclosure (Acquisition Conduct Guidelines, Section 3.4.2).

With respect to an indirect market check, it is stated that, for example, in implementing an M&A, the following measures may be taken: (i) securing a relatively long period after the announcement during which competing proposals are possible; and (ii) not entering into any agreements or similar arrangements that would excessively restrict a competing bidder from contacting the target company in the event that a competing bidder actually emerges. In this regard, since there are approximately three months from the announcement of the Share Exchange to the effective date of the Share Exchange, condition (i) is satisfied.

Furthermore, HEROZ and the Company have not entered into any agreements containing deal protection provisions that would prohibit the Company from engaging with potential competing acquirers other than HEROZ, or any other agreements that would restrict potential competing acquirers from engaging with the Company. Accordingly, condition (ii) is also satisfied.

Therefore, from the perspective of a market check, no points raising doubts about fairness are found in the Share Exchange.

(5) Enhancement of Information Provision to General Shareholders and Ensuring Transparency of Process

The Share Exchange is a transaction conducted through the method of a share exchange. In this regard, the Acquisition Conduct Guidelines, Section 3.2.2, state that “[w]here all or part of the acquisition consideration consists of shares, the shareholders who accept the offer will continue to hold the consideration shares after the acquisition. Therefore, not only the appropriateness of the transaction terms in terms of price (exchange ratio, etc.), but also whether the value of the corporate group after the acquisition (the value of the consideration shares) will improve over the medium to long term becomes an important criterion for judgment by shareholders. Accordingly, it becomes particularly important to provide information regarding measures for enhancing corporate value and the appropriateness of the consideration (information about the shares used as consideration and whether the market’s evaluation thereof is appropriate), and accountability for this purpose is required.”

In the timely disclosure documents relating to the Share Exchange, disclosure in compliance with laws and regulations and the timely disclosure rules of the Tokyo Stock Exchange is planned.

Furthermore, as specific disclosure content in the Press Release, it is planned that a certain level of disclosure will be made regarding, among other matters: (i) information regarding the special committee (information on the independence and qualifications of the committee members, information on the review process at the special committee and the status of its involvement in the negotiation process with HEROZ on transaction terms, information on the content of the Written Report, etc.); (ii) information regarding the content of the share exchange ratio valuation results; (iii) measures for enhancing the Company’s corporate value through the Share Exchange; and (iv) information regarding the process that led to the implementation of the Share Exchange, among other matters.

Therefore, it can be said that the information necessary for the Company’s shareholders to make judgments has been provided, including from the perspective of the appropriateness of the transaction terms and whether the value of the corporate group after the acquisition (the value of the consideration shares) will improve over the medium to long term through the Share Exchange.

(6) Elimination of Coerciveness

Shareholders of the Company who oppose the Share Exchange or oppose the Share Exchange Ratio are entitled to the appraisal rights under the Companies Act (and the right to file a petition for price determination based thereon).

Therefore, it is recognized that measures to eliminate coerciveness have been taken with respect to the Company’s selection of the share exchange scheme in the Share Exchange.

(7) Regarding the Non-Adoption of a Majority-of-Minority Condition

In the Share Exchange, no so-called majority-of-minority condition has been adopted. However, as has been pointed out, in cases such as the acquisition of a subsidiary by a controlling shareholder, where the acquirer already holds a high proportion of the target company’s shares, there is a concern that adopting such a condition could impede the consummation of an M&A that would contribute to the enhancement of corporate value. Taking into account the fact that HEROZ already holds 1,934,000 shares of the Company (representing a 42.8% ownership interest), as well as the content of each of the fairness-ensuring measures described in (1) through (6) above, it is considered that the non-adoption of a majority-of-minority condition in the Share Exchange is not unreasonable.

(8) Sub-conclusion

As described above, it is recognized that the Company has adopted the following measures to ensure the fairness of the procedures for the negotiation process relating to the Share Exchange in its review of the Share Exchange.

The Company established the Committee, composed of special committee members whose independence from HEROZ and independence from the Share Exchange have been ensured, at a time prior to entering into specific negotiations regarding the terms and conditions of the Share Exchange, including the Share Exchange Ratio. It is recognized that the Committee received specialized advice from the Company FA and the Company LA as needed, appropriately obtained information regarding the Share Exchange, and was substantially involved in the negotiation process regarding the Share Exchange Ratio.

The Company has gone through a careful review and decision-making process regarding the fairness of the procedures and the appropriateness of the transaction terms for the Share Exchange, after obtaining specialized advice from external experts, including the Company FA and the Company LA, who are independent of both the Company and HEROZ. Furthermore, no points raising doubts about fairness are found in the Company’s decision-making process.

For the Company’s shareholders, disclosure in compliance with laws and regulations and the timely disclosure rules of the Tokyo Stock Exchange is planned through the timely disclosure documents relating to the Share Exchange, and it can be said that the information necessary for making judgments has been provided, including from the perspective of the appropriateness of the transaction terms and whether the value of the corporate group after the acquisition (the value of the consideration shares) will improve over the medium to long term through the Share Exchange. Furthermore, shareholders of the Company who oppose the Share Exchange or oppose the Share Exchange Ratio are entitled to the appraisal rights under the Companies Act (and the right to file a petition for price determination based thereon), and therefore it is recognized that measures to eliminate coerciveness have been taken.

In the Share Exchange, no so-called active market check has been conducted; however, an indirect market check is functioning, and no points raising doubts about fairness are found from the perspective of a market check. In the Share Exchange, no so-called majority-of-minority condition has been adopted; however, taking into account the fact that HEROZ already holds 1,934,000 shares of the Company (representing a 42.8% ownership interest) and the content of the other fairness-ensuring measures, the non-adoption of a majority-of-minority condition alone is not considered to impair the fairness of the procedures for the Share Exchange.

Taking all of the above into comprehensive consideration, it can be said that the Company has taken reasonable measures necessary to ensure the fairness of the Share Exchange, and the fairness of the procedures for the Share Exchange is recognized as having been ensured.

5. Whether the Share Exchange Is Fair to the General Shareholders of the Company (Related to Consultation Matter 4)

Consultation Matter 4 asks whether the Share Exchange is fair to the general shareholders of the Company.

The Committee considers that the matters for which review was requested in Consultation Matters 1 through 3 constitute the factors to be considered in reviewing Consultation Matter 4.

As a result of the Committee’s deliberations, as has been set forth in detail in this Written Report, it is not considered that any of Consultation Matters 1 through 3 present any issues.

Based on the foregoing, the Committee renders its Written Report on Consultation Matter 4 that the Share Exchange is recognized as being fair to the general shareholders of the Company.